As filed with the Securities and Exchange Commission on
                       July 25, 1999
<P>
                 Registration No. 0-26715
            SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549
<P>
               AMENDMENT NO. 11 TO FORM 10
<P>
         GENERAL FORM FOR REGISTRATION OF SECURITIES
          Pursuant to Section 12(b) or (g) of the
             Securities Exchange Act of 1934
<P>
                ROANOKE TECHNOLOGY CORP.
     (Exact name of registrant as specified in its charter)
<P>
FLORIDA                                      22-3558993
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)              Identification No.)
<P>
   1433 GEORGIA AVENUE, ROANOKE RAPIDS, NORTH CAROLINA 27870
           (Address of principal executive offices)
<P>
Registrant's telephone number, including area code (252) 537-9222
<P>
Securities to be registered pursuant to Section 12(b) of the Act:
                              None
<P>
Title of each class     Name of each exchange on which
to be so registered     each class is to be registered
      N/A                           N/A
<P>
Securities to be registered pursuant to Section 12(g) of the Act:
<P>
          Common Stock, par value $0.0001 per share
<P>
                      (Title of class)
<P>
ITEM 1.  BUSINESS.
<P>
INTRODUCTION
<P>
Headquartered in Roanoke Rapids, North Carolina, we are a developer and marketer of a service designed to maximize and promote Internet web site presence. To put it simply, our primary business function is to make our customers' Internet web sites easy to find. Most persons searching the Web for a product or service use a search engine. Web sites are increasingly using television and print media advertising in an attempt to direct traffic to their web sites, but we utilize our own proprietary software products to alter our customer's web sites in ways which make the sites more appealing to the top search engines. If our customers wish to generate business from the Internet, it is important that their Web sites appear in the top 10 or 20 positions of targeted search engine indexes. Simply put, that is
what we do.   In addition, we utilize a suite of proprietary
computer programs which allow our users to analyze and track their Web Sites "visibility". Our proprietary software analyzes high ranked sites on the targeted search engines to determine the most important key words, phrases, and other design characteristics of those sites. Our customer's web sites are then changed to reflect the preferences of those search engines and thus increase the probability that their web site will appear in the top 10 or 20 sites listed by the search engine when those search characteristics are used. Since most Web surfers ignore search results beyond the first hundred listed sites, a higher ranking almost always translates to higher visitor hits for our customers. This results in greater exposure for our customers, improved results for their web presence, and increased customer reliance on our services.
<P>
The sweeping transition of the Internet from being primarily an information and entertainment platform to becoming a medium for e-commerce is well under way. Web sites are no longer perceived just for informational content or to simply establish Internet presence. In order to fully capitalize on the opportunity that the Internet represents, today's companies require implementation of a proven Internet promotional strategy to maintain traffic and develop sales. In order for companies to fully realize the potential of the Internet, companies must effectively market their web sites beyond standard print and media advertising.
<P>
We have a history of significant losses. We had a loss of $305,545 from December 11, 1997 (inception) through October 31, 1998 and $2,686,404 for the year ended October 31, 1999 making an accumulated deficit of $2,991,949.
<P>
FORMATION
<P>
On December 11, 1997, we were formed in Florida as a C corporation under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc. ("Top 10"), a Virginia corporation with its principal place of business in North Carolina, in accordance with a Stock Purchase Agreement and Share Exchange dated and effective May 28, 1998 ("Share Exchange"). Top 10 was incorporated in Virginia on November 18, 1997.
<P>
Since the closing of the Share Exchange, the operations of Top 10 has represented 100% of our revenues to date. Based on the Share Exchange, we undertook the following: (i) on June 11, 1998, we filed an amendment to our incorporation document in Florida changing our name to Roanoke Technology Corp.; (ii) on July 20, 1998, we were issued a Certificate of Authority to do business in North Carolina; (iii) on July 22, 1998, the State of Virginia issued a Certificate of Merger whereby Top 10 merged into the Company; and (iv) on September 4, 1998, we filed a Certificate of Assumed Name in Halifax County, North Carolina to do business under the name Top 10 Promotions.
<P>
In accordance with the Share Exchange, David L. Smith, Jr., the sole shareholder, officer and director of Top 10 was paid the following consideration: (i) 500,000 restricted common shares of the Company; (ii) the ability to borrow up to 25% of the retained earnings of the operating company (Top 10) in fiscal year 1998 (the Company has an October 31 fiscal year end) or the first two quarters of fiscal year 1999. Any repayment of such borrowings would be for a 2 year period at an annual interest rate of 5%. In addition, the operating company, Top 10, was given $50,000 at closing and $17,500 per month for an 11 month period commencing 30
days after closing (an aggregate of $192,500).    The funding for
these amounts was provided by a loan from Tamana Ltd., an unaffiliated corporation.
<P>
SERVICES
<P>
Our services are designed to improve the visibility of our customer's web sites in the Internet. The first level of service, the "Starter Plan" consists of getting the customer's web sites registered on about 800 of the most significant search engines. This service sells for $99, is not actively promoted by us, and does not carry any visibility guarantee. It has accounted for 1.6% of our revenues during the first nine months of fiscal 1999.
<P>
Sales of the "Premium Plan" accounted for 95.9% of the our revenues during the first nine months of fiscal 1999. This plan is sold for $1,295. It differs from the Starter Plan in that its goal is not to get the web site listed by the search engines, but to assure that the site will be one of the first 20 sites listed by the search engine when appropriate key words are used. Since many key word searches can return hundreds, if not thousands, of matches, it is important that those attempting to do business based on the Internet assure that their site is listed in the first one or two pages returned by the search engine. If the customer has more than one web site we will work on those sites for half price of $647.50 each.
<P>
When a customer purchases the "Premium Plan" we begin the
following procedures:
<P>
Identify appropriate key words or terms for the customer's web site. The Premium Plan allows for 6 terms and up to 6 additional terms may be purchased for $100 each. Sale of additional terms to customers purchasing the Premium Plan accounted for 2.5% of revenues during the 9 months ended July 31, 1999.
<P>
(2) Identify the unique characteristics and patterns preferred by each of the search engine's robot and indexing practices.
<P>
(3) Create a customer web page for each term for each search engine (usually 4 or 5 pages are needed for each term). Each contract will require a creation of approximately 200 web pages. The pages actually consist of sets of about 20 pages per search engine.
<P>
(4)     The created web pages are then moved to the customer's web site or server.
<P>
(5) We verify the placement of the web pages. We submit them to each search engine. Due to search engines' different operating procedures, this process can take up to 10 working days.
<P>
(6) Approximately 4 weeks after we have completed the submissions, preliminary results will be noticed. After a period of 45 to 60 days, a customer can check its results at the customer section of our web site. The customer's results will usually peak after 90 days (post submission).
<P>
As part of the Premium Plan, we will continue to monitor and furnish "Visibility Reports" for each customer for up to 6 months. The reports are compiled every 7 to 10 working days and are electronically mailed to each customer. The results are also available on our web site.
<P>
We guarantee the following for our Premium Plan:
<P>
- We will secure for our customer no less than 10 placements somewhere within the top 20 positions somewhere across the top search engines. We target the thirteen most used engines consisting of the following: Yahoo, Excite, Infoseek, Planet Search, HotBot, Lycos, Snap, AOL Netfind, LookSmart, AltaVista, Netscape, Web Crawler and MSN.
<P>
- The listings may appear on any single search engine, all the search engines or spread across any number of the search engines listed above.
<P>
- Over the last 12 months our customers have averaged more than 50 placements in the top 20 positions across the top search engines. However, we do not guarantee this to our customers.
<P>
- We guarantee placement of our customers URL(s) in the search engine index. We do not guarantee traffic to a customer's web site.
<P>
Since our inception we have sold approximately 660 Premium Plans. We have refunded all or a portion of the customer's money in 10 instances. Total refunds have been approximately $9,438, or slightly less than 1% of revenues. We have kept no accurate records on the number of sites that we have had to rework in order to meet our guarantees. Rework costs consist primarily of clerical work and are estimated to be less than 2% of total operating costs.
<P>
Our sales efforts rely primarily upon our proprietary software programs to generate sales leads which are then followed up with e-mail and telemarketing efforts. Due to the increasing number of web sites indexed by the key search engines and changes in the way these sites are indexed by the search engines, the visibility of the web sites which we have enhanced tends to decline over time. We resolicit prior customers periodically and offer them the opportunity to renew their web site visibility. The renewal process is the same as described above and with the same guarantee. The renewal price is $647.50 and an additional $100 for each key work or phrase over six. Renewals accounted for 1.4% of our revenues in the first nine months of fiscal 1999, but for 1.8% of revenues in the quarter ended July 1999. We expect renewals to become a somewhat larger percentage of total revenues as our installed base grows.
<P>
TRADEMARKS
<P>
We have recently filed trademark applications with the United States Patent and Trademark Office for the names "Top 10 and Design," "Cherry Picker Elite" and "PC Beacon" under which portions of our business are operated.
<P>
PERSONNEL
<P>
We currently employ 24 full time employees. They fall into 3 different categories: 3 management, 11 sales, and 10 support personnel. In the 18 months that we have been in business, only one employee has left us. Sales personnel are compensated on a base pay plus commission basis. During the three months ending in July, the average salesperson that had worked for us at least two months at the beginning of the period earned an average of $6,600 per month.
<P>
We expect to continue to add salespersons and hope to add two more by the end of the fiscal year.
<P>
COMPETITION
<P>
There are numerous Internet promotion companies that promote web sites. They all use one of three distinctly different methodologies for promoting their customer's web sites. The vast majority simply submit the URL of the customer's "Home Page" to hundreds of search engines. This is the least effective way because this method has the following built-in problems: (a) most of the search engines are search engines in name only, and are really directories. The user must know the name of the company to have any degree of success; (b) over 82% of the search engine traffic is driven by the most popular search engines. This renders the vast majority of the others very ineffective; (c) this method can not work successfully because it is almost impossible to make a web page appeal to more than 1 or 2 search engines.
Each search engine employs different indexing practices. To date, the only successful method of obtaining consistent rankings in the search engines is to make pages for each "keyword phrase" for each engine.
<P>
The second method of promoting a site in the search engines is to purchase positions within the indexes or to purchase advertising space on the site in the form of banner advertisements. The cost of this method is extremely expensive and not practical for most small business owners.
<P>
The third way is to prepare pages for each "keyword phrase" for each search engine. We utilize this method. We have no knowledge of any other company that has the ability to effectively track what characteristics appeal to the major search engines and to make pages based on those characteristics.
<P>
The following are the only web sites that we have found that can be deemed to compete with us: WebPosition Gold; SubmitIt!; Did-it.com.:
<P>
WebPosition Gold states that for $349 it will provide the following services: generate HTML pages designed to rank near the top of the search results; analyze your existing Web pages and give advice on how to improve them; provide a simple, built-in HTML editor for fast and easy changes; assist in uploading your new and changed pages; automatically submit your pages to the major search engines; report your position on each search engine for each keyword you are targeting; and track the number of visitors to your site, where they came from and what keywords they used to find you.
<P>
SubmitIt! States that for $19.99 per month it will provide the following: submit 10 web addresses per month to top 400 search engines; check the search engine for 10 web addresses per month; advertise with 5,000 banner ads per month; and keep in touch with customers by sending 5,000 e-mails per month.
<P>
Did-it.com states that for $399 plus $.25 per click-through it will boost site rankings for the major search engines using up to 100 keywords or particular search phrases chosen by the customer for Alta Vista, AOL Search, Google, GoTo, Excite, HotBot, Infoseek, iWon, Yahoo Web, Lycos, MSN.com, SNAP and Webcrawler.
It guarantees that the customer will receive additional search engine traffic exclusively due to its efforts as a result of increased search engine position for a link that leads to your site.
<P>
The market for a worldwide on-line commerce web site is relatively new, quickly evolving and subject to rapid change. There are few substantial barriers to entry, and we expect to have additional competition from existing competitors and new entrants in the future. It is our belief, however, that we represent the leading edge of the industry. In addition, we are not aware of any competitor which matches our visibility guarantee.
GENERAL BUSINESS CONDITIONS
<P>
There is no apparent seasonality in the company's business but weekly or monthly sales volume can be impacted by holidays and popular vacation periods which impair the ability of our telemarketers to reach potential customers. Our business is not dependent upon any single customer or type of business. Since we have no subcontractors, we are not dependent upon an outside sales force. All work is performed in house. This includes the creation and development of our software.
<P>
CUSTOMERS
<P>
Our potential market or customer base consists of every business-oriented web site in the world. As of June 1998 there were approximately 3.9 million ".com" and ".net" web sites registered by Network Solutions which, until March 1999 was the exclusive registrar in the United States for first level domain names. Network Solutions has reported that cumulative net registrations as of June 30, 1999 increased 133% to 5,322,000. New registrations in the three months ended June 30, 1999 were 1,180,000 as compared to 443,000 in the same quarter of the prior year, a gain of 166%.
<P>
Our largest single customer accounts for less than two percent of our total revenues and no particular industry accounts for more than two percent of our revenues.
<P>
The following is a partial list of what types of businesses a few of our customers are involved with:
<P>
-     Real Estate
-     Insurance
-     Telephone Equipment
-     Auto Supplies
-     Plastic Surgeon
-     Print Media
-     Financial Advisory
-     Pet Supplies
-     Police Supplies
-     e-commerce
-     Pump Sprayers
-     Farm Equipment
-     Printing Supplies
-     Recycling
-     Y2K Supplies
-     Clothing
-     Autoclave Equipment
-     Industrial Equipment Supplier
-     Material Manufacturers
-     Material Brokers
-     Business Consultants
-     Time Management Consultants
-     Advertising Agency
-     Personnel Placement Agency
-     Pilot Supplies
-     Medical Supplies
-     Pool Supplies
-     Golf Equipment
-     Travel Agency
-     Recreation Equipment
<P>
MATERIAL PROGRAMMING COSTS
<P>
We incur programming costs to maintain and improve the computer programs used internally in the conduct of our business. Most of this work has been undertaken by salaried personnel.
<P>
Material programming costs are:
<P>
             Year Ending                Year Ending
             October 31, 1998           October 31, 1999
<P>
Total        $35,612                    $52,729
<P>
RESEARCH AND DEVELOPMENT EXPENSES
<P>
Research and development expenses consist primarily of compensation expenses to support the creation, development, and enhancement of our services. We estimate these costs, consisting primarily of in-house salaries, to be less than $20,000 during the remainder of the October 1999 fiscal year. All such costs are being expensed. We continue to purchase small quantities of personal computers and office furniture. Such expenditures are expected to be less than $5,000. We expect to continue to add salespersons and hope to add two more by the end of the fiscal year.
<P>
ITEM 2.  FINANCIAL INFORMATION
<P>
SELECTED FINANCIAL DATA
<P>
The following selected financial data has been extracted from our financial statements for the year ended October 31, 1999, and for the period from inception, December 11, 1997 through October 31, 1998. The results of our operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. This selected financial data should be read in conjunction with our financial statements and the Notes thereto and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere herein.
<P>
SUMMARY OPERATIONS DATA

                                                                               December 11, 1997
                     Six                   Quarter           Year              (Inception)
                     Months Ending         Ending            Ending            through
                     April 30, 2000        January 31, 2000  October 31, 1999  October 31, 1998
                     ----------------      ----------------  ----------------  -----------------
<P>
Revenue               $1,135,884           $529,602              $1,144,122          $  54,032
Net Gain (Loss)           74,763            <37,809>             <2,686,404>          (305,545)
Net loss per share   Less than .01       Less than (.01)             ($0.26)        ($    0.16)
Weighted Average Shares
Used in Computation   11,330,183         11,330,183              10,330,206          1,901,667
<P>
SUMMARY BALANCE SHEET DATA
                                                                               December 11, 1997
                      Six                   Quarter           Year             (Inception)
                      Months Ending         Ending            Ending           through
                      April 30, 2000        January 31, 2000  October 31, 1999 October 31, 1998
                      ----------------     -----------------     -------------------------
<P>
Total Assets           $540,451             $482,147            $485,673          $124,765
Current Assets          142,295              100,306              77,904            67,795
Total Liabilities        84,003              138,271             103,988            69,510
Current Liabilities      81,261               81,334              44,175            34,685
Long-term notes payable    -0-                20,052              22,548            32,815
Shareholders' Equity
(Surplus)               456,448              343,876             381,685            55,255

<P>
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
<P>
Statements in this Form 10 concerning the Company's business outlook or future economic performance; anticipated profitability, gross billings, commissions and fees, expenses or other financial items; and statements concerning assumptions made or exceptions as to any future events, conditions, performance or other matter are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which would cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (i) the uncertain acceptance of the Internet and the Company's Internet content, (ii) that the Company has grown rapidly and there can be no assurance that the Company will continue to be able to grow profitably or manage its growth, (iii) risks associated with acquisitions, (iv) competition, (v) the Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future, (vi) the loss of services of certain key individuals could have a material adverse effect on the Company's business, financial condition or operating results,
(vii) litigation involving a former employee, (viii) the Company has entered into certain transactions with affiliated parties and
(ix) the control of the Company by David Smith.
<P>
Overview
<P>
A substantial part of the company's growth has been achieved through acquisitions. For the period December 11, 1997 through May 31, 1999, the Company completed two acquisitions. Given the acquisition of Top-10 Promotions, Inc., the results from operations from period to period are not necessarily comparable.
<P>
Gross revenues refer to fees earned in the design, development, production, and marketing of technology to provide enhanced Internet marketing capabilities. The Company earns revenue when it provides Internet services that improve an Internet site's ranking when searched on the leading Internet search engines. The Company guarantees that the customer will receive at least ten placements within the top twenty positions, somewhere across the targeted search engines. Generally, the payment terms require payment to the Company at, or prior to, the time that the services are performed. Historically, the Company has not experienced substantial problems with unpaid accounts or had to refund significant monies for failure to meet the guarantee. Our Premium Service and renewals of the same account for 97.5% of our business. Our internal accounting system does not provide a way to separately account for the costs attributable to the Premium and the Starter service.
<P>
The Company has technological expertise in preparing and submitting web site pages with "key search words" to the targeted search engines. The web site page is configured so that when these key search words are entered into a search engine, the search will most likely hit on this web page.
<P>
On May 28, 1998, the Company undertook a Stock Purchase Agreement and Share Exchange with Top-10 Promotions Inc., a Virginia Corporation. The sole shareholder of Top-10 Promotions, Inc. received 500,000 shares of "restricted" stock in exchange for all his shares. The purchase was valued at a total of $262,000 with $242,386 accounted for as contributions of capital and $19,614 attributed to goodwill.
<P>
Primarily as a result of the acquisition of Top-10 Promotions, Inc. on May 28, 1998, the Company's revenue has been generated from the sale of services of Top-10 Promotions, Inc. as of the date of acquisition. Prior to the merger with us, Top-10 Promotions, Inc. assisted customers by creating web pages that had a stronger appeal to search engine robots as compared to the customer's existing web pages thus allowing the web pages to be listed higher in the search engines indexes than the customers were previously capable of appearing. The acquisition was accounted for using the purchase method of accounting and the results of operations of Top-10 Promotions, Inc. from the date of purchase are included in the financial statements. In the first year of business activity, the Company was building a sales team and experienced gross revenue of $54,032. During the following year, the Company had $1,144,122 in gross revenue. The Company is continuously monitoring the Internet marketplace for opportunities to expand its presence and intends to continue its acquisition strategy to supplement its internal growth. The Company's internal growth stems from ideas of selected individuals. The Company continues to recruit individuals of this same level of expertise.
<P>
The Company's operating expenses have increased significantly since inception primarily due to headcount increases as a result of hiring staff to support increased sales and the purchase of new technology. Primarily as a result of the acquisition of Offshore Software Development Ltd. on March 30, 1999, the Company has realized efficiencies in its data base operations that has resulted in increased sales. The Company has continued to count as a cost of sales the cost of continually updating its program code. The Company currently employs the programmers that, in the past, it had used to out source its program code updates. The cost of sales category primarily includes cost of Internet lines, programmer fees, sales salaries and other miscellaneous charges. The cost of sales for the period ended October 31, 1999 was $674,824 and $28,485 for the period ended October 31, 1998. The software we acquired in the Offshore Software transaction enables us to access our internal databases more efficiently. A large portion of our daily work requires our employees to access information in several internal databases. Our old software caused delays in almost every database inquiry. Thirty second delays for information were not unusual. The software we acquired in the Offshore Software transaction retrieves the requested information in 2 to 3 seconds.
<P>
An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired "Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash flows expected from intangible assets. Amortization expenses will drop by $8,583 per month.
<P>
Office and general expenses for the period ended October 31, 1998 was $72,181 and $568,807 for the period ended October 31, 1999, excluding officer compensation. Officer compensation for the period ended October 31, 1998 was $258,214 and $2,274,941 for the period ended October 31, 1999. Officer compensation for both periods described was primarily stock based compensation as described in the footnotes to the financial statements. The impact on future stock based compensation is uncertain as the Company continues to use stock based compensation as a recruitment tool.
<P>
Results of Operations
<P>
The following table sets forth the periods indicated gross revenue, detailed cost of sales, general and administrative costs, officer compensation and EBITDA for the Company.
<P>

                Apr. 00    Percent of Apr. 99 Percent of Twelve    Percent of From    Percent of
                Six        Gross      Six     Gross      Months    Gross      Inception Gross
                Months     Revenue    Months  Revenue    Ended     Revenue    10-31-98  Revenue
                  -----------------------------------------------------------------------------
Gross Revenue   $1,135,884 100.00%   452,450  100.00% $1,144,122    100.00%  $ 54,032  100.00%
<P>
Cost of Sales:
<P>
T1 lines & costs    23,539   4.44%    35,108   25.42%   102,952.32    9.0%    12,601   23.32%
Programmers         13,978   2.84%    51,816   37.51%    65,914.92    5.76%   13,315   24.64%
Sales salaries &
 taxes             483,610  91.32%   166,810  120.77%   480,076.71   41.96%    2,385    4.41%
Other consulting      -      0.00%    23,870   17.22%    19,507.35    1.71%        0       0%
Other               28,506   5.38%    14,707   10/65%     6,372.68     .56%      184    0.34%
<P>
Total              545,927 103.08%   292,221  211.56%      674,824   58.98%   28,485   52.72%
<P>
General &
 Administrative    545,927 103.08% 1,328,599  961.87%    3,010,636  263.14%  320,581  593.32%
Gain on sale       108,000    -         -         -        -            -        -       -
EBITDA (1)         148,324  28.01% (1,168,370 -845.87%  <2,541,338> <222.12%> <295,034><546.03%>

EBITDA TABLE - CONTINUE

                  Jan. 00        Percent of  Jan. 99       Percent of
                  1st Quarter    Gross       1st Quarter   Gross
                                 Revenue                   Revenue
                   -------------------------------------------------
Gross Revenue     $  52602    100.00%   $ 138,127        100.00%
<P>
Cost of Sales:
<P>
T1 lines & costs      15,670      2.96%      19,400         14.05%
Programmers            5,260       .99%      20,850         15.09%
Sales salaries &
 taxes               238,800     45.09%      48,889         35.39%
Other consulting        -         0.00%        -                0%
Other                    758      0.14%       7,256          5.25%
<P>
Total                260,488     49.19%      96,395         69.79%
<P>
General &
 Administrative      271,000     51.17%   1,177,650        852.58%
EBITDA (1)            <1,886>      5.34%  (1,135,918)      <822.37%>

<P>
(1) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about the company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines a company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDA for the indicated periods is calculated as follows.
<P>

  Cash flows:          Twelve Months  From Inception   Jan. 00    Jan. 99   Apr. 00   Apr. 99
                       Ended          To               1st        1st       Six       Six
                       10-31-99       10-31-98         Quarter    Quarter   Months    Months
  --------------------------------------------------------------------------------------------
  Operating            (229,254)      (104,915)        27,438      43,912    83,874     27,012
  Investing            (104,140)      ( 38,159)       (11,463)    (63,228)  (64,384)   (59,333)
  Financing             397,503        156,869         (2,496)     52,835    (5,373)   138,337
<P>
EBITDA Calculation
<P>
  Net income (loss) $<2,686,404>    $ <305,545>       (37,809) (1,141,402)   74,763 (1,194,159)
  Interest, net           2,954            697         (1,468)       (166)   (1,092)     1,609
  Income tax expense
   (benefit)              -0-             -0-              -0-         -0-     -          -
  Depreciation and
   amortization         142,112          9,814         37,391       5,650    74,653     24,180
  EBITDA            $<2,541,338>    $ <295,034>        <1,886> (1,135,918)  148,324 (1,168,370)

<P>
The twelve months ended October 31, 1999 compared to the twelve months ended October 31, 1998.
<P>
A direct period by period comparison can not be made without annualized figures as the second period is not complete. This type of analysis is speculative and will not be discussed. This section will describe relevant issues that effect each of the periods shown.
<P>
The Company is experiencing rapid growth as seen in the above results of operations. The primary cost associated with this growth is the addition of more sales staff. The Company has determined that adding additional sales staff increases is an important strategy. The additional cost of other consulting in the cost of sales section is not expected to continue. The costs of Internet line access are continually negotiated by the Company's management. As can be seen, these negotiations leave these costs stable as business activity increases. In addition the Company's management has stabilized the programming costs associated with its continual technology improvement program.
<P>
The Company has suffered losses from inception to date. Sales have increased as the number of sales persons has increased. We believe that the cost of sales persons is one of the few costs which will rise proportionately as sales increase.
<P>
Liquidity and Capital Resources
<P>
The Company's principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capital expenditures and
(iv) advertising and development of its internet business. Continued development in its Internet business has included the acquisition of assets which improve the efficiency of the program technology that the Company operates with. The Company's working capital ratio has been maintained from 1.76 to 1.95 during the reported periods. This is due to sales, as Company policy, being paid for in advance or at the time services are performed. In addition to this, the Company was extended the right to convert loans from Arthur Harrison & Associates in the amount of $35,000 into 350,000 shares of common stock.
<P>
The Company has experienced monthly sales growth of about 20%. Given these sales trends, the Company hopes to have a positive cash flow from operations sometime in the future. Our management team has tracked sales on a daily and monthly basis. The average rate of sales growth is about 20% per month.
<P>
The Company does not provide software to its customers and therefore does not have Year 2000 compliance issues with the services it provides. The Company has taken precautions for its home office which include power generation, Year 2000 compliance with its current software and offsite duplication of business
activities, if needed.   We are currently operating at
approximately cash breakeven and believe that cash on hand and cash expected to be generated from operations will be adequate to permit continued operations for at least the next twelve months
without recourse to outside financing.   The Company cannot
however, provide for every contingency that may exist external to the Company.
<P>
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations in prior periods, and may require additional capital to continue its planned development.
Management believes the Company will continue as a going concern and is actively marketing its services and web site which should enable the Company to meet its current obligations and provide additional funds for continued growth and new product development.
<P>
YEAR 2000 ISSUE
<P>
The Company's costs incurred to date regarding Year 2000 issues have had an immaterial effect on expenses. The Company has addressed Information Technology ("IT") and Non-IT areas that may negatively impact the Company. These costs include a separate redundancy station at a distant location for business continuation, power generators in case of power failure, and additional data storage redundancy and back up. These costs would have been incurred as a safety measure to ensure business continuation, regardless of Year 2000 issues. At this time the Company's management believes it has taken all steps reasonably expected in order to be in a state of readiness. However, given the strong interdependence of computer systems today, there is no guarantee that there will be no business interruption. The Company has taken reasonable steps to become knowledgeable of such contingencies.
<P>
As the Company does not sell software to the public, the Company foresees no costs regarding the Year 2000 with its customers. The Company can not take responsibility for its customer's software and hardware in relation to the services it provides, nor its customers support systems - both IT and non-IT. Therefore, the Company anticipates no contingent liabilities regarding the service it provides.
<P>
The Company has addressed Year 2000 issues with all of the vendors that would reasonably have a material impact on the Company's activities. At this time there has been no indication that there will be any interruption in services provided to the Company. Reasonable steps taken have been to request, in writing, statements on Year 2000 issues from its vendors.
<P>
The Company can not estimate the costs involved with being assured that any of the local infra-structure will have problems, or that the Company will have to take alternative measures regarding failed infra-structure, even with a redundant remote location.
<P>
As the Company has reviewed its own systems for Year 2000 readiness, the Company's management recognizes that a worse case scenario would be that the Company would have to establish a new location in an area where the location's infra-structure had not been effected as greatly as its present site. The costs of such an event would be relocation costs that may include the cost of physical relocation of assets, breaking current location leases, relocation of employees and the cost of down-time regarding relocation and possible employee recruitment.
<P>
The Company has established a redundant remote location; however, there is no complete guarantee that this site will operate as intended. If this were the case, the Company would need additional capital in order to overcome these obstacles. The redundant site includes computer equipment and software to maintain continuity. The site is operated by a contract employee located in Baltimore, Maryland.
<P>
ITEM 3.     PROPERTIES
<P>
We presently occupy two facilities. The first is approximately 1,000 square feet and is located at 1039 East 10th Street, Roanoke Rapids, North Carolina. Until May 1, 1999 this was our only location. We rent this space on a month to month basis at the monthly rental of $500.00. We use the space as a repair and storage facility. Our second facility is approximately 3,500 square feet and is located at 1433 Georgia Avenue, Roanoke Rapids, North Carolina. This facility was built to order for us and was occupied on May 1, 1999. The monthly rental is $2,500.00. The lease extends to November 1, 2006. We use the space for administrative offices and our corporate headquarters. We believe that such a facility will provide us with adequate space for at least the next twelve months. At the end of the lease term (specifically, November 1, 2006), if we have not defaulted under the lease, we can renew the lease for an additional 5 years at a renegotiated rental price provided we give the landlord 30 days notice before the end of the initial term.
<P>
We also lease a house at Littleton, North Carolina for $1,200 per month. The house is used to provide temporary housing for our new employees and a satellite office for our computer system continuation in the event our main office encounters problems with its computer system. The lease term is 18 months commencing March 1, 1999 and ending August 31, 2001.
<P>
ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT
         ---------------------------------------------------
<P>
The following table sets forth, as of June 30, 1999, certain information with respect to (i) those persons or groups known to us to be the beneficial owners of more than five percent of our common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. The stockholders listed in the table have sole voting and investment power with respect to our common stock owned by each of them. As of January 14, 1999, there were 11,330,184 shares of Common Stock issued and outstanding.
<P>

                                                                Percent of
                                           Number of Shares     Common Stock
Name of Beneficial Owner                   Beneficially Owned   Outstanding
-------------------------                  ------------------   ------------
<P>
David L. Smith, Jr.                             5,985,000 (1)     52.82%
Glenn Canady                                       15,000(1)          *%
Edwin E. Foster, Jr.                                -0-            -0-
<P>
All executive officers and directors            6,000,000         52.96%
as a group (3 persons)
<P>
*Less than 1%.

<P>
(1) Mr. Smith acquired his shares as follows: 500,000 on May 28, 1998 in accordance with the acquisition of Top-10 Promotions, Inc. Mr. Smith was the sole shareholder of Top-10; 2,000,000 on October 1, 1998 as compensation for services rendered; 750,000 on November 1, 1998 as compensation for services rendered per agreement with the Company; 2,650,000 on May 11, 1999 based on a purchase of shares from James Lee, a founder of the Company. 100,000 on September 2, 1999 as compensation for services rendered per agreement with the Company. Subsequently, Mr. Smith transferred 15,000 shares to Mr. Canady in a private transaction.
<P>
ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS
            --------------------------------
<P>
Our executive officers and directors and their ages as of December 31, 1999 are as follows:
<P>

Name                      Age     Position
----------                -----   -----------------------------------
<P>
David L. Smith, Jr.       43     Chief Executive Officer, President and Director
Glenn L. Canady           35     Vice President - Operations and Director
Edwin E. Foster, Jr.      50     Secretary and Director

<P>
Each of our directors will hold office until the next annual meeting of our stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of our Board of Directors.
<P>
David L. Smith, Jr. was born and raised in Durham, North Carolina. He attended East Carolina University from 1973 to 1976 where he majored in business with a minor in physical education. He received an athletic scholarship in wrestling to East Carolina University and left school prior to obtaining his college degree to train for the 1976 Summer Olympics. From 1992 through 1995, David was the sole owner of a company called DJ Distributors, a sole proprietorship based in Roanoke Rapids, North Carolina. This company was a direct sales organization involved in reselling vacuum cleaners. In 1995, DJ Distributors was no longer involved in direct sales. David used this company to start an Internet business developing web sites for companies. In October of 1997, David formed Top 10 Promotions, Inc., a Virginia corporation to continue the business of DJ Distributors. Effective May 28, 1998, we acquired all the shares of Top 10 Promotions, Inc. (which became our wholly owned subsidiary) and appointed David our President and one of our directors.
<P>
Glenn L. Canady began working for us as Vice President on March 1, 1999. In 1986, he received his Bachelor of Science Degree in Mechanical Engineering from Louisiana Tech University. In 1987, he received a Masters in Mechanical Engineering from Georgia Tech University. He started his professional career in 1988 as an Engineer with General Dynamics in Fort Worth, Texas. His responsibilities included system integration and design support for several secret military aircraft using sophisticated CAD/CAM systems. He was promoted to Senior Engineer in 1989 during his work on the computerized mock-up of the A-12 prototype bomber for the United States Navy. In 1992, Glenn formed and was the owner of a company called Ultragrafix Unlimited Inc. based in Arlington, Texas. Ultragrafix developed, manufactured and marketed a series of prints, software, and books using computer designed random dot stereograms. In 1996, Ultragrafix was acquired by a company, Global Tech 2000, based in Arlington, Texas. Global Tech 2000 marketed products and services on the Internet. In 1998, Global Tech 2000 started selling web site promotions for us and quickly became our number one reseller. Glenn resigned his position as President of Global Tech 2000 in February 1999.
<P>
Edwin E. Foster, Jr. began working for us as Secretary in July 1999. In 1970, he received a Bachelor of Science Degree in Biology from Syracuse University. In 1971, he attended the Simmons School of Funeral Service in Syracuse, New York. For the next 10 years, he worked in the funeral services industry. In 1980, he started working in a placement service firm in the Wall Street area of New York City. Thereafter, he formed a financial services company with 3 other shareholders under the name FMD&J, Inc. He worked for this company for approximately 10 years. In 1990, he took a position in a pharmaceutical research consulting firm called NJC Enterprises, Ltd. In 1993, such company moved to Research triangle Park in North Carolina. He was in charge of the entire company relocation including, but not limited to, office site selection, equipment purchasing, move and set up, staffing and computer network establishment. In 1995, he became the Vice President of Administration and Finance. Ed retired from such company in 1997 and continued his retirement until he started working for us recently.
<P>
ITEM 6.     EXECUTIVE COMPENSATION.
            -----------------------
<P>
SUMMARY COMPENSATION TABLE
<P>
                     Annual Compensation

Name and
Principal
Position                                                Other Annual  Long Term     All other
                           Year   Salary        Bonus   Compensation  Compensation  Compensation
-----------------------------------------------------------------------------------------------
David L. Smith, Jr.(1)     1999   $120,000       None       None          None          $170,000
<P>
Chief Executive Officer,   1998   $ 75,888.67    None       None          None           $78,000
  Director
<P>
Glenn Canady               1999   $ 53,076.98 (2)  (3)     $1,000         None             (2)
Vice President                    Plus $1,182
                                  for overtime
                           1998   None           None       None          None            None
<P>
Edwin E. Foster, Jr. (4)   1999   $ 18,000       None       None          None            None
Vice President             1998   None           None       None          None            None
<P>
James Lee (5)              1999   None           None       None          None            None
Chief Executive Officer    1998   None           None       None          None          $104,325
Secretary and Treasurer

<P>
(1) In fiscal 1998, David received 2,000,000 of our restricted shares as compensation for services rendered for the Company valued at $78,000.
<P>
In fiscal 1999, David received 750,000 of our restricted shares due to the fact that we exceeded $200,000 in revenues for the first 3 month period of 1999 and 100,00 of our restricted shares due to the Company surpassing $1,000,000in gross revenues for such fiscal year pursuant to the terms of his employment agreement. Such shares received by him would normally be valued at the trading price at the time he received the shares ($1.75) in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." However, this standard considers the discounting of stock when such stock is restricted, the company's stock is thinly traded and the number of shares to be traded on the market (750,000) would greatly devalue the stock. Therefore, the method used was as follows: Initial price of $1.75; discounted 10% in lieu of the 2 year restriction. Based on this, the value is $1,181,250.
<P>
In addition, David Smith received 100,000 shares of restricted common stock. The trading price was $9.00 per share discounted by 10% for a total value of $180,000.
<P>
(2)     Glenn's salary was based on $60,000 per year until June 3,
1999.  He commenced employment during fiscal year 1999.   Adjusted
to $80,000 per year as of June 4, 1999. Adjusted to $100,000 per year as of August 27, 1999. Glenn also receives sales commissions. He received $500 commission in 1999 for writing an article. In addition, if our gross revenues exceed $5,000,000 in any fiscal year, Glenn's salary increases to $120,000 per year.
<P>
(3) Glenn's employment agreement provides for the option of purchasing stock at $1.00 per share as follows: 5,000 of our shares for each year he is employed by us during the first 3 years of employment; 50,000 shares if our gross revenues exceed $2,000,000 during the term of Glenn's employment agreement; 50,000 shares if gross revenues exceed $5,000,000 during the term of Glenn's employment agreement. The maximum amount of shares that Glenn can receive under his employment agreement with us is 115,000 common shares. All shares are restricted for a 2 year period from when we issue the shares to Glenn. Such options have been valued at $.20 per share. Such value is derived from the price our common stock has historically been issued for.
Ed's salary was based on $52,000 per year for fiscal year 1999.
He commenced employment during fiscal year 1999. In January 2000, Ed entered into a Stock Option Agreement with the Company whereby he was granted options to purchase 100,000 shares of the Company's common stock at an exercise price of $1.00 each. To date he has not exercised any such options.
<P>
(5) In 1998, our original officer, James Lee, received stock issuances of 1,500,000 and 1,175,000 with an aggregate cash value of $58,500 for services rendered.
<P>
Compensation of Directors
<P>
The Directors of the Company do not receive compensation for their services as directors but may be reimbursed for their reasonable expenses for attending Board meetings.
<P>
EMPLOYMENT AGREEMENTS
<P>
On May 28, 1998, we signed an employment agreement with our Chief Executive Officer and President, David L. Smith, Jr. The term of the employment was for a 2 year period initially ending in May 2000. The agreement is automatically renewed for additional 2 year periods unless Mr. Smith notifies us in writing 2 months prior to the end of any term. The Agreement provides for the following: (i) salary of no less than $10,000 per month; (ii) quarterly bonus of 30% of net income before income tax; and (iii) share bonuses of 100,000 shares if the Company has $400,000 in after tax earnings for fiscal year ending 1999 and 100,000 shares if the Company has $2,000,000 in gross revenues for fiscal 1999.
<P>
On March 1, 1999, we signed an employment agreement with our Vice President - Operations, Glenn Canady. The term of the employment was for a 3 year period initially ending in February 2002. The agreement is automatically renewed for additional 1 year periods upon mutual consent of the parties. The Agreement provides for the following: (i) initial salary of $60,000 per annum; increased to $90,000 per annum if the Company's gross revenues exceed $2,000,000; $120,000 per annum if the Company's gross revenues exceed $5,000,000 per annum; (ii) stock options as follows at an exercise price of $1.00 per share: 5,000 shares for each Mr. Canady is employed during the first 3 years of this agreement; 50,000 common shares when the Company's gross revenues exceed $2,000,000 during any fiscal year and 50,000 common shares when the Company's gross revenues exceed $5,000,000 during any fiscal year.
<P>
ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
            ----------------------------------------------
<P>
On December 11, 1997, James Lee, our founder, received 1,500,000 shares for forming the Company. On October 1, 1998, Mr. Lee received an additional 1,175,000 shares as compensation for services rendered. As founder of the Company, Mr. Lee is deemed to be a promoter. At no time, did we acquire any assets from Mr. Lee.
<P>
On May 28, 1998, we undertook a Stock Purchase Agreement and Share Exchange ("Stock Agreement") with Top 10 Promotions, Inc. ("Top 10"), a Virginia Corporation. The sole shareholder of Top 10 was David L. Smith, Jr., our Chief Executive Officer and Director.
In exchange for David tendering his Top 10 shares to us, he received 500,000 of our "restricted" shares valued at $19,500.
Top 10 merged into us and received funds from us of $50,000 at closing and $17,500 per month for an eleven month period commencing ninety (90) days after the closing date of May 28,
1998.   The funding for these amounts was derived from (1) the
operating account of the Company at the time (the Company was known as Suffield Technologies Corp. at such time) of acquisition in May 1998. Prior to May 1998 the Company had undertaken 2 Regulation D, Rule 504 offerings and raised an aggregate of $70,000; (2) the October 1998 Regulation D, Rule 504 offering (see
Item 10 - Recent Sales of Unregistered Securities. In addition, based on the Stock Agreement, we established an office and qualified to do business, in North Carolina. David Smith operates such office and filed to do business as "Top-10 Promotions" in the North Carolina county in which we now operate.
<P>
As listed herein in Item 10, Recent Sales of Unregistered Securities, we completed the Asset Agreement with Offshore. Our legal counsel, Richard I. Anslow represented both Offshore and the Company in the Asset Agreement. Offshore and the Company signed waivers of such conflict of interest so that Mr. Anslow could represent both parties. Mr. Anslow received an additional 22,500 of our shares based on the Asset Agreement since he previously held 25,000 shares of Offshore prior to the Asset Agreement.
ITEM 8.  LEGAL PROCEEDINGS
         -----------------
<P>
We are not presently a party to any litigation of any kind or nature whatsoever, nor to our knowledge and belief is any litigation threatened or contemplated.
<P>
ITEM 9. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
         -----------------------------------------------------
<P>
Our Common Stock, par value $0.0001, has been traded on the OTC Electronic Bulletin Board under the symbol "RAKE" since October, 1998.
<P>
The following table sets forth the high and low sale prices of our common stock as reported on the OTC Electronic Bulletin Board. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.
<P>
December 31, 1998        5.125          5.125
<P>
March 31, 1999           8.00           7.125
<P>
June 30, 1999            9.9375          9.75
<P>
December 31, 1999        9.00            3.50
<P>
Number of Registered Holders
<P>
The number of registered holders of our common stock as of December 31, 1999 was 25, and we believe that there are a greater number of beneficial owners of our shares of common stock.
<P>
Dividends
<P>
To date, we have not declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and we do not intend to pay cash dividends on our common stock in the foreseeable future. Further, there can be no assurance that the operations of our business will generate the revenue and cash flow needed to declare cash dividends in the foreseeable future.
<P>
ITEM 10.     RECENT SALES OF UNREGISTERED SECURITIES
             ---------------------------------------
<P>
On December 11, 1997, we issued 1,500,000 shares to James Lee as a founder of the Company. The value of such issuance was determined to be 3.9 cents per share for a total value of $58,500 for Mr. Lee's shares. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
<P>
During the period between February and April, 1998, we completed 2 Regulation D, Rule 504 Offerings in which we issued a total of 1,800,000 shares of our common stock for an aggregate offering price of $70,000. The first offering was for 800,000 shares at $0.025 per share. The second offering was for 1,000,000 shares at $0.05 per share.
<P>
A list of the investors in the first and second offering is listed below:
<P>
FIRST OFFERING

FIRST OFFERING
Investors                             Date of Issuance     Common         Consideration
                                                           Stock Sold
-------------------------------------------------------------------------------------------
Kate E. Boyle                           2/23/1998          20,000          $  500
Drew Seldin                             2/23/1998          12,000          $  300
Amanda Eisenberg                        2/23/1998          28,000          $  700
Scott J. Caruso                         2/23/1998          40,000          $1,000
Todd M. Novitz                          2/23/1998          24,000          $  600
Marc Paul Cervoni                       2/23/1998          36,000          $  900
Haim Perlstein                           2/8/1998          60,000          $1,500
Eran Rothschild                         2/11/1998          44,000          $1,100
Joseph Cain                             2/14/1998          20,000          $  500
Peter Levant                            2/14/1998          60,000          $1,500
Sandi Rollo                             2/14/1998          20,000          $  500
Barry Codell                            2/14/1998          40,000          $1,000
Daniel E. McMullin                      2/14/1998          40,000          $1,000
Alex Berger                             2/14/1998          40,000          $1,000
Kristin Foster                          2/14/1998          20,000          $  500
Eagle Research Group/ Inc.              3/25/1998          96,000          $2,400
Nicole A. Levine                        3/27/1998          36,000          $  900
Steven H. Katz                           4/1/1998         100,000          $2,500
David Ziegelman                          4/7/1998          64,000          $1,600
                                                          800,000         $20,000
                                                          =======================
<P>
SECOND OFFERING
Investors                             Date of Issuance     Common         Consideration
                                                           Stock Sold
-------------------------------------------------------------------------------------------
Fanny Kim                               5/19/1998          47,000          $2,350
Eagle Research Group, Inc.              5/19/1998          80,000          $4,000
Debbie Boxerman                         5/19/1998          38,000          $1,900
Howard Eisenberg                        5/19/1998          61,000          $3,050
Church & Crawford Ltd, Inc.             5/18/1998         160,000          $8,000
Jeannie Joshi                           5/15/1998          80,000          $4,000
Atsmaout Perlstein                      5/18/1998          80,000          $4,000
Kathryn Wall                            5/22/1998          36,000          $1,800
Eran Rothschild                         5/18/1998          80,000          $4,000
Alan Bachman                            5/21/1998         100,000          $5,000
Ivan Kahana                             5/24/1998          70,000          $3,500
Angelo Pesce                            5/27/1998          70,000          $3,500
Michelle Fountain                       5/20/1998          98,000          $4,900
                                                        1,000,000         $50,000
                                                        ==========================

<P>
Commencing October, 1998, we undertook another Regulation D, Rule 504 Offering in which we issued a total of 2,000,000 shares of our common stock at $.10 per share for an aggregate offering price of $200,000. This offering included options to the subscribers of the 2,000,000 shares to purchase an additional 250,000 shares of our common stock for $1.00 per share by October 15, 1999 and an additional 225,000 shares of our common stock for $2.00 per share by April 15, 2000. To date, 226,376 options at $1.00 per share have been exercised; and 3,197 options at $2.00 per share have been exercised. Therefore, to date we have raised $232,770 based on the exercise of the options.
<P>
A list of the investors in the above offering is listed below:

THIRD OFFERING
Investors                             Date of Issuance     Common         Consideration
                                                           Stock Sold
-------------------------------------------------------------------------------------------
Arthur Harrison & Associates            10/15/1998          350,000         $35,000
Arthur Harrison & Associates             6/16/1999           43,750         $43,750
Mango Financial & Con. Ltd.             10/15/1998          290,000         $29,000
Mango Financial Ltd.                     6/16/1999           36,250         $36,250
Cazo Ltd.                              10/15/ 1998          240,000         $24,000
Cazo Ltd.                                6/16/1999           20,000         $20,000
Cazo Ltd.                                 5/7/1999           10,000         $20,000
Sandusky Holdings Corporation            2/19/1999          375,000         $37,500
Sandusky Holdings Corporation            3/25/1999           46,875         $46,875
Sandusky Holdings Corporation            3/25/1999            3,197          $6,395
Honeywell Management Corp.               2/19/1999          175,000         $17,500
Offshore Projects Limited                2/19/1999          250,000         $25,000
Offshore Projects Ltd.                    5/7/1999           10,000         $10,000
Offshore Projects Ltd.                    6/2/1999           19,500         $19,500
Vamp                                     2/19/1999          320,000         $32,000
Vamp Ltd.                                2/19/1999           15,000         $15,000
Vamp Ltd.                                6/16/1999           25,000         $25,000

<P>
We believe that our common stock issued in the above Regulation D, Rule 504 Offerings were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 504 of Regulation D.
<P>
In December 1997, we issued 25,000 shares of our common stock to Richard I. Anslow, our attorney, in exchange for legal services rendered. The value of such legal services was determined to be
3.9 cents per share for a total value of $975, since additional compensation in the form of cash was paid to Mr. Anslow for services rendered. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
<P>
On May 28, 1998, we undertook a Stock Purchase Agreement and Share Exchange ("Stock Agreement") with Top 10 Promotions, Inc. ("Top 10"), a Virginia Corporation. The sole shareholder of Top 10 was David L. Smith, Jr., our Chief Executive Officer and Director.
In exchange for David tendering his Top 10 shares to us, he received 500,000 of our "restricted" shares. Top 10 merged into us. In addition, based on the Stock Agreement, we established an office, and qualified to do business, in North Carolina. David Smith operates such office and filed to do business as "Top 10 Promotions" in the North Carolina County in which we now operate. Such operations received $50,000 at closing and $17,500 per month for an 11 month period commencing 30 days after closing (an aggregate of $242,500)." The value of this transaction was set at $242,500 for all the outstanding shares of Top 10. The funding for these amounts was provided by a loan from Tamana Ltd., an unaffiliated corporation. On May 11, 1999, David L. Smith, Jr. purchased 2,650,000 of our "restricted" shares from James Lee for par value.
<P>
On October 1, 1998, we issued 2,000,000 shares to David L. Smith, Jr. and 1,175,000 shares to James Lee, both for compensation for services rendered for the Company. The value of such issuances was determined to be 3.9 cents per share for a total value of $78,000 for Mr. Smith's shares and $45,825 for Mr. Lee's shares. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
<P>
On September 2, 1999, we issued 100,000 shares to David L. Smith, Jr. for satisfying certain terms of his employment agreement for services rendered to the Company. The value of such issuance was determined to be $8.10 cents per share for a total value of $810,000. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
<P>
On October 13, 1999, we issued 500 and 1,000 shares respectively, to Russell Jones and Anthony Rennert, employees of the Company, as compensation for services rendered for the Company. The value of such issuance was determined to be $.20 cents per share for a total value of $3,938 and $7,875, respectively. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.
<P>
On November 1, 1998, we issued 750,000 shares to David L. Smith, Jr. as compensation for services rendered for the Company. The value of such issuance was determined to be $1.58 cents per share for a total value of $1,181,250. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
<P>
On March 30, 1999, we completed an Asset Purchase Agreement and Share Exchange ("Asset Agreement") with Offshore Software Development Ltd. ("Offshore"), a Cayman Islands Corporation. Pursuant to the Asset Agreement, we purchased all of the assets of Offshore, specifically four personal computers and two subject software products with computer codes, in exchange for the issuance of 9/10ths of one of our common shares for each share of Offshore held by an Offshore shareholder at the time of the Closing. This resulted in the issuance of 999,111 of our shares to the following: Richard McCabe, an officer and director of Offshore - 25,000 of our shares; Richard I. Anslow, our legal counsel - 22,500 of our shares; and 951,611 of our shares to numerous Offshore shareholders. The value of this transaction is $321,000. The estimated derived benefit of these assets during the first year after the acquisition is $761,168. The value of an estimated derived benefit from the purchase of assets from Offshore was determined by calculating the efficiencies derived in using the software purchased. The software allows for a faster retrieval of data base sales lead generation information obtained from the Internet. This time savings produces about 25% increased productivity. The Company calculated the savings in man hour of this increased productivity in payroll amounts. With increased sales lead generation, there are more leads available for closing sales. The Company calculated this amount, as well, to come up with an estimated amount that the Company would benefit from the purchase of this program. There were 4 computers valued at $4,000 each and 2 software program codes valued at an aggregate of $321,000.
<P>
We believe the shares issued in the Stock Agreement and Asset Agreement did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
<P>
In May, 1999 we issued Eagle Research Group, Inc. 250,000 of our shares for consulting services rendered by Eagle Research for us. The value of such consulting services is set at $25,000 based on the fair value at services provided. The shares are restricted in accordance with Rule 144 of the 1933 Securities Act, as amended. For this share issuance, we relied upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
<P>
ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
           -------------------------------------------------------
<P>
Our authorized capital stock is 50,000,000 shares of Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred Stock, par value $.0001 per share. As of November 12, 1999, we had issued 11,330,184 of our shares of Common Stock and none of our Preferred Stock.
<P>
The following brief description of our common stock does not purport to be complete and is subject in all respects to Florida law and to the provisions of our Articles of Incorporation, as amended (the "Articles") and our Bylaws, copies of which have been filed as exhibits to this registration statement.
<P>
Each share of our common stock entitles the holder to one (1) vote on all matters submitted to a vote of the stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders except in cases in which more than a simple majority is required by law. Holders of our common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, the holders of our common stock are entitled to share ratably in the assets of the Company, if any, legally available of distribution to our common stockholders. Our Bylaws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting.
<P>
Our common stock has no preemptive rights or no subscription, redemption or conversion privileges. All of the outstanding shares of our common stock are fully paid and non assessable.
<P>
Our Board of Directors has total discretion as to the issuance and the determination of the rights and privileges of any shares of our common stock which may be issued in the future, which rights and privileges may be detrimental to the rights and privileges of the holders of our existing shares of our common stock now issued and outstanding.
<P>
The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.
<P>
ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------
<P>
Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director, and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which an unlawful distribution is made; (4) in a proceeding by or in the right of the corporation or in a proceeding in which the corporation procures a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify under Florida law.
<P>
Our Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers. Our Bylaws provide further we shall indemnify to the fullest extent permitted by Florida law any person made a party to any action or proceeding by reason of the fact that such person was our director, officer, employee or agent. Our Bylaws also provide that our directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being our officer or director to the maximum extent permitted by Florida law.
<P>
ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
          --------------------------------------------
<P>
For the information required by this Item, refer to the Index to Financial Statements appearing on page F-1 of the registration statement.
<P>
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
          ------------------------------------------------
<P>
None.
<P>
ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.
           ----------------------------------
<P>
FINANCIAL STATEMENTS
<P>
For the information required by this Item, refer to the Index to Financial Statements appearing on page F-1 of the registration statement.
<P>
                 ROANOKE TECHNOLOGY CORPORATION
             Financial Statements Table of Contents
<P>
FINANCIAL STATEMENTS                             Page #

     Accountant's Report                         1
<P>
     Balance Sheets                              2 - 3
     As of April 30, 2000
     And the Year Ended October 31, 1999
<P>
     Statements of Operations                    4
     For the Three Months and Six
     Months Ended April 30, 2000
<P>
     Statement of Equity                         5
     As of April 30, 2000
<P>
     Cash Flow Statements                        6
     For the Six Months Ended
     April 30, 2000 and 1999
<P>
     Notes to the Financial Statements           7-11
<P>

VARMA  &  ASSOCIATES
<P>
Review Report of Independent
Certified Public Accountant
<P>
To the Shareholder and Board of Directors of Roanoke Technologies Corporation
<P>
We have reviewed the accompanying balance sheet of Roanoke Technology Corporation as of April 30, 2000, and the related statements of operations, stockholder's equity and cash flows for the quarters ending April 30, 2000 and 1999, in accordance with statements on Standards for Accounting and Review Services issued by the American
Institute of Certified Public Accountants. All information in these statements is the representation of management.
<P>
A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.
Accordingly, we do not express such an opinion.
<P>
Based on my review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.
<P>
Varma & Associates
June 15, 2000
<P>
                     ROANOKE TECHNOLOGY CORPORATION
                            BALANCE SHEETS
              As of April, 2000 and October 31, 1999

                                  ASSETS

                                           April 30,                October 31,
                                              2000                       1999
                                          -----------                -----------
CURRENT ASSETS
  Cash                                    $    92,023    $              77,904
  Accounts receivable                          50,530                        0
  Employee advance                                400                        0
                                           -----------               -----------
     Total Current Assets                     142,953                   77,904
<P>
PROPERTY AND EQUIPMENT
<P>
   Equipment and leasehold improvements       228,880                  164,498
   Less: accumulated depreciation              40,627                   21,490
                                           -----------               -----------
<P>
      Total Property and Equipment            188,253                  143,008
<P>
OTHER ASSETS
<P>
   Organization costs                           1,000                   1,000
   Goodwill                                    19,614                  19,614
   Software                                   313,000                 313,000
   Less: Accumulated amortization             125,869                  70,353
                                           -----------               ----------
   Net intangibles                            207,745                 263,261
   Deposits                                     1,500                   1,500
                                           ------------               ---------
      Total Other Assets                      209,245                 264,761
           TOTAL ASSETS                     $ 540,451               $ 485,673
                                           ============              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
<P>
   Accounts payable and accrued expenses  $   66,828                $  37,415
   Current maturity of long-term debt          6,705                    6,760
                                          -----------                 ------------
      Total current liabilities               73,533                   44,175
<P>
LONG TERM LIABILITIES
<P>
   Long term debt                             17,175                   22,548
   Less: current portion                       6,705                    6,760
                                          -----------                 ------------
     Total long term liabilities              10,470                   15,788
<P>
Deferred Revenue                                   0                   44,025
                                          -----------                 ------------
       TOTAL LIABILITIES                      84,003                  103,988
<P>
STOCKHOLDERS' EQUITY
--------------------
<P>
STOCKHOLDERS' EQUITY
<P>
   Common stock - $.0001 par value;
    50,000,000 shares authorized;
    11,330,183 issued
    and outstanding                           1,133                     1,133
   Additional paid-in capital             3,372,501                 3,372,501
   Retained earnings                     (2,917,186)               (2,991,949)
                                         -----------              ------------
       TOTAL STOCKHOLDERS' EQUITY           456,448                   381,685
                                         -----------              ------------
<P>
       TOTAL LIABILITIES AND EQUITY      $  540,451              $    485,673
                                        =============             =============

<P>
                       ROANOKE TECHNOLOGY CORPORATION
                          STATEMENTS OF OPERATIONS

                                     Three Months               Six Months
                                    Ended April 30            Ended April 30
                                    2000      1999           2000          1999
                                   -------  --------        -------      -------
REVENUE
  Sales                           $606,282   314,323      1,135,884      452,450
  Cost of sales                    289,145   195,826        549,633      292,221
                                   -------  --------        -------      -------
GROSS PROFIT                       317,137   118,497        586,251      160,229
<P>
GENERAL & ADMINISTRATIVE EXPENSES
   Advertising                         133     2,562          1,568        4,078
   Auto                              1,405         0          1,818            0
   Bank charges                        308       106            382          196
   Depreciation and amortization    37,262    27,113         74,653       32,763
   Dues and subscriptions              236     1,172            680        1,357
   Legal and accounting             32,794    32,542         47,327       38,492
   Maintenance and repairs             259       659            759        1,436
   Marketing                        43,987         0         80,281            0
   Meals and entertainment             411     2,812          1,182        4,036
   Office and occupancy expense     96,458    26,804        196,160       31,516
   Rent                             10,556    10,450         21,113       13,750
   Officers salaries                70,200    62,567        145,400    1,218,217
   Telephone                        14,914     3,912         41,869        8,158
   Travel                            3,265     7,363          7,388        7,363
                                   -------  --------       --------     --------
   Total                           312,188   178,062        620,580    1,361,362
                                   -------  --------       --------     --------
INCOME (LOSS) FROM OPERATION         4,949   (59,565)       (34,329)  (1,201,133)
<P>
OTHER INCOME AND (EXPENSE)
<P>
   Interest - net                     (375)   (1,775)         1,092      (1,609)
   Gain on sale of stock           108,000         0        108,000           0
                                   -------  --------       --------    --------
   Total                           107,625    (1,775)       109,092      (1,609)
                                   -------  --------       --------    --------
<P>
NET INCOME (LOSS)              $   112,574 $ (61,340)     $  74,763 $(1,202,742)
                                  ========  ========       ========    ========
<P>
NET EARNINGS PER SHARE
   Basic and Diluted
      Net loss per share         Less than(.01)           Less than (.01)
<P>
Basic and Diluted Weighted Average
Number of Common Shares Outstanding  11,330,183                8,103,721
<P>

<P>
                           ROANOKE TECHNOLOGY CORPORATION
                         STATEMENT OF STOCKHOLDER'S EQUITY
                               As of April 30, 2000
<P>

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL       DEFICIT      TOTAL
                          ----------------------------------------------------------------
Issuance for services          1,525,000     $  153    $  59,323 $          0 $   59,476
Acquisition                      500,000         50       19,450                  19,500
First offering                   800,000         80       19,920                  20,000
Second offering                1,000,000        100       49,900                  50,000
Third offering                   880,000         88       87,912                  88,000
Stock compensation             3,175,000        318      123,507                 123,825
Net loss for the year                                                (305,545)  (305,545)
                          ----------------------------------------------------------------
Balance at October 31, 1998    7,880,000     $  788     $360,012 $   (305,545)$   55,256
<P>
Third offering                 1,349,572        135      354,635                 354,770
Issuance for consulting fees     250,000         25       24,975                  25,000
Officer Compensation             850,000         85    1,991,165               1,991,250
Asset acquisition                999,111         99      629,901                 630,000
Stock issued for services          1,500                  11,813                  11,813
Net loss for the year                                             (2,686,404) (2,686,404)
                           ---------------------------------------------------------------
Balance at October 31,1999     11,330,183     $1,133  $3,372,501 $(2,991,949) $  381,685
<P>
Net income at April 30                                                74,763      74,763
<P>
Balance at April 30, 2000    11,330,183     $1,133    $3,372,501 $(2,917,186) $  456,448
                           ===============================================================

                       ROANOKE TECHNOLOGY CORPORATION
                          STATEMENTS OF CASH FLOWS
           For the Six Months ending April 30, 2000 and 1999
<P>

                                                        2000                  1999
                                                     -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES
<P>
   Net income (loss)                                $    74,763          $(1,202,742)
<P>
   Adjustments to reconcile net income to net cash
    provided by  (used in) operating activities:
<P>
   Depreciation and amortization                         74,653               32,763
   Stock issued for services                                  0            1,181,250
  (Increase) decrease in employee advance                  (400)                 200
  (Increase) decrease in accounts receivable            (50,530)                   0
   Increase (decrease) in payables & accrued expenses    29,413               20,991
   Increase (decrease) in credit card payable                 0               (5,450)
   Increase (decrease) in deferred revenue              (44,025)
                                                      ----------            -----------
      Total adjustments to net income                     9,111            1,229,754
                                                      ----------            -----------
<P>
   Net cash flows from operations                        83,874               27,012
<P>
CASH FLOWS FROM INVESTING ACTIVITIES
<P>
   Cash paid on stockholder loan                              0              (21,758)
   Capital expenditures on equipment and deposits       (64,382)             (37,575)
                                                      -----------           -----------
   Net cash flows from investing                        (64,382)             (59,333)
                                                      -----------           -----------
<P>
CASH FLOWS FROM FINANCING ACTIVITIES
<p>
   Cash received - stock                                                     138,898
   Payments on notes                                     (5,373)                (561)
                                                      -----------           ----------
   Net cash flows from financing                         (5,373)             138,337
                                                      -----------           ----------
CASH RECONCILIATION
<P>
   Net increase (decrease) in cash                        14,119             106,016
   Cash at beginning of year                              77,904              13,795
                                                       ----------           ----------
CASH BALANCE AT April 30                               $  92,023            $119,811
                                                      ===========           ==========
<P>

           ROANOKE TECHNOLOGY CORPORATION
<P>
         NOTES TO THE FINANCIAL STATEMENTS
<P>
(See Audit Report)
<P>
1. Summary of significant accounting policies:
   -------------------------------------------
<P>
Industry   Roanoke Technology Corporation (The Company)
--------
was incorporated December 11, 1997 as Suffield
Technologies Corp., its original name, under the laws of
the State of Florida.   The Company is headquartered in
Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of
technology to provide enhanced internet marketing
capabilities.
<P>
Revenue Recognition and Service Warranty   Revenues
----------------------------------------
resulting from technology consulting services is
recognized as such services are performed, paid and
complete the service guarantee of 90 days.  A deferred
revenue account has been established in the financial
statements to account for revenue and costs of revenue to
be recognized in the income statement at the end of the
service agreement period. During February of 2000 the service agreement was changed thus not requiring a deferred revenue account. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made as these costs have been historically immaterial.
<P>
Cash and Cash Equivalents   The Company considers cash on
-------------------------
hand and amounts on deposit with financial institutions
which have original maturities of three months or less to
be cash and cash equivalents.
<P>
Short-Term Investments   Short-term investments
----------------------
ordinarily consist of short-term debt securities acquired
with cash not immediately needed in operations.  Such
amounts have maturities of less than one year.
<P>
Basis of Accounting- The Company's financial statements
-------------------
are prepared in accordance with generally accepted
accounting principles.  All costs associated with
software development are expensed as Research and
Development costs.
<P>
Property and Equipment   Property and equipment are
----------------------
recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:
<P>
     Machinery and equipment            2 to 10 years
     Furniture and fixtures             5 t0 10 years
<P>
Leasehold improvements are amortized on the straight-line
basis over the lessor of the life of the asset or the
term of the lease.  Maintenance and repairs, as incurred,
are charged to expenses; betterments and renewals are
capitalized in plant and equipment accounts.  Cost and
accumulated depreciation applicable to items replaced or
retired are eliminated from the related accounts; gain or
loss on the disposition thereof is included as income.
<P>
Long-lived Assets - Long lived assets, including property and ----------------- equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
<P>
Intangibles   Goodwill represents the excess of purchase
-----------
price over the fair value of business acquired and is
amortized on a straight-line basis over 3 years.
<P>
Other acquired intangibles principally include core
technology in the form of software programs and are
amortized over their estimated lives of primarily 3 to 5
years., existing Organization costs are being amortized
by the straight-line method over 5 years.  Goodwill is
being amortized by the straight-line method.
<P>
Software development costs incurred in the development of
products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related
products, not to exceed 3 years. The Company considers technological feasibility to be established when the
Company has completed all planning, designing, coding and
testing activities as are necessary to establish design specifications including function, features and technological performance requirements.  Capitalization
of product design costs ceases and amortization of such
costs begins when a product or technology is available
for general release to customers for use by The Company.
<P>
Research and Development   Research and development costs
------------------------
incurred in the discovery of new knowledge and the
resulting translation of this new knowledge into plans
and designs for new products, prior to the attainment of
the related products' technological feasibility, are
recorded as expenses in the period incurred.
<P>
Income Taxes   The Company utilizes the asset and
------------
liability method to measure and record deferred income
tax assets and liabilities.  Deferred tax assets and
liabilities reflect the future income tax effects of
temporary differences between the financial statement
carrying amounts of existing assets and liabilities and
their respective tax bases and are measured using enacted
tax rates that apply to taxable income in the years in
which those temporary differences are expected to be
recovered or settled.  Deferred tax assets are reduced by
a valuation allowance when, in the opinion of management,
it is more likely than not that some portion or all of
the deferred tax assets will not be realized.
<P>
Fair Value of Financial Instruments   The Company's
-----------------------------------
financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders.  The
carrying amount of long-term debt to banks approximates
fair value based on interest rates that are currently
available to The Company for issuance of debt with
similar terms and remaining maturities.  The carrying
amounts of other financial instruments approximate their
fair value because of short-term maturities.
<P>
Earnings Per Share   Basic earnings per share ("EPS") is
------------------
computed by dividing earnings available to common
shareholders by the weighted-average number of common
shares outstanding for the period as required by the
Financial Accounting Standards Board (FASB) under
Statement of Financial Accounting Standards (SFAS) No.
128, "Earnings per Shares".  Diluted EPS reflects the
potential dilution of securities that could share in the
earnings.
<P>
Concentrations of Credit Risk   Financial instruments
-----------------------------
which potentially expose The Company to concentrations of
credit risk consist principally of operating demand
deposit accounts.  The Company's policy is to place its
operating demand deposit accounts with high credit
quality financial institutions.
<P>
No customer represented 10 % or more of The Company's
total sales as of the current reporting period.
<P>
Stock-Based Compensation   In accordance with the
------------------------
recommendations in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's
management has considered adopting this optional standard
for disclosure purposes, along with Accounting Principles
Board opinion no. 25.  The Company may consider using
full implementation of SFAS No. 123 at a future date.
The Company accounted for the stock bonus of 750,000
shares of restricted stock given to the President of the
company as compensation.  The bonus was accounted for in
the current period in order to match the compensation
expense with the time in which it was earned.  In
accordance with the tax accounting, the compensation will
not be deductible until the President sells those shares.
The shares are restricted from sale for a period of two
years from the date of issuance and are accounted for at
their fair value.
<P>
Recently Adopted Accounting Standards   In June 1997, the
--------------------------------------
FASB issued SFAS No. 130, "Reporting Comprehensive
Income" ("SFAS No. 130") effective for fiscal years
beginning after December 15, 1997. SFAS No. 130 requires
that all items that are required to be recognized under
accounting standards as components of comprehensive
income be reported in a statement that is displayed with
the same prominence as other financial statements.
<P>
SFAS No. 130 does not require a specific format for that
financial statement but requires that an entity display
an amount representing total comprehensive income for the
period in that statement.  SFAS No. 130 requires that an
entity classify items of other comprehensive income by
their nature in a financial statement.  For example,
other comprehensive income may include foreign currency
and unrealized gains and losses on certain investments in
debt and equity securities.  In addition, the accumulated
balance of other comprehensive income must be displayed
separately from retained earnings and additional paid in
capital in the equity section of a statement of financial position. The Company adopted this accounting standard at inception as required.
<P>
In October 1997 the American Institute of Certified
Public Accountants issued Statement of position 97-2,
"Software Revenue Recognition" (SOP 97-2).  SOP 97-2
provides guidance on applying generally accepted
accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997.
The Company adopted SOP 97-2 at inception as required.
Adoption of this SOP 97-2 did not have a material effect
on the financial statements.
<P>
In February 1997, the FASB issued SFAS No. 132,
"Employer's Disclosure about Pensions and Other
Postretirement Benefits" ("SFAS No. 132"), effective for
fiscal years beginning after December 15, 1997.  SFAS 132
revises employer disclosures about pension and other
postretirment benefit plans.  It does not change the
measurement or recognition of those plans.  This
statement standardizes the disclosure requirements for
pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets
that will facilitate financial analysis and eliminates
certain disclosures.  Adoption of SFAS 132, when needed
is not expected to have a material impact on the
financial statements.
<P>
In June 1998, the FASB issued SFAS No. 133, "Accounting
for Derivative Instruments and Hedging Activities",
effective for fiscal years beginning after June 15, 1999.
SFAS 133 requires companies to record derivatives on the
balance sheet as assets and liabilities, measured at fair
value.  Gains or losses resulting from changes in the
values of those derivatives would be accounted for
depending on the use of the derivative and whether it
qualifies for hedge accounting.  The Company's management
believes that adoption of SFAS 133, when needed, will not
have a material impact on the financial statements.
<P>
2. Related Party Transactions and Going Concern:
   ----------------------------------------------
<P>
The Company's financial statements have been presented on
the basis that it is a going concern, which contemplates
the realization of assets and the satisfaction of
liabilities in the normal course of business.
The Company has suffered losses from operations and may
require additional capital to continue as a going concern
as The Company develops its new markets.  Management
believes The Company will continue as a going concern in
its current market and is actively marketing its products
and services which would enable The Company to meet its obligations and provide additional funds for continued
new product development.  In addition, management is
currently negotiating several additional contracts for
its services.  Management is also embarking on other
strategic initiatives to expand its business
opportunities. However, there can be no assurance these activities will be successful.
<P>
During the months of August through October of 1998, The
Company borrowed money from James Lee, a former officer
of The Company in the amount of $35,000.  The borrowing
was in the form of demand notes that were used to fund
the acquisition of Top-10 Promotions, Inc.  In addition
The Company borrowed from Tamana, Ltd., a corporation,
$70,000 in the form of a demand note.  The amount
borrowed was also used to fund the purchase of Top-10
Promotions Inc.  The amounts were paid back with money
and a conversion of $35,000 from a demand note to a
contribution of capital.  An amount of approximately
$25,000 was outstanding as of October 31, 1998 with that
balance paid during the first quarter of the year ending
October 31, 1999.
<P>
3. Accounts Receivable and Customer Deposits:
   ------------------------------------------
<P>
Accounts receivable historically has been immaterial as
The Company's policy is to have the software that it
sells paid for in advance.  As of the balance sheet date
there were no deposits paid in advance.
<P>
4. Use of Estimates:
   -----------------
<P>
The preparation of financial statements in conformity
with generally accepted accounting principles requires
management to make estimates and assumptions that effect
the reported amounts of assets and liabilities and
disclosure of contingent assets and liabilities at the
date of the financial statements and the reported amounts
of revenues and expenses during the reporting period.
Actual results could differ from those estimates.
<P>
5. Revenue and Cost Recognition:
   -----------------------------
<P>
The Company uses the accrual basis of accounting for
financial statement reporting.  Revenues are recognized
when products are shipped and expenses realized when
obligations are incurred.
<P>
6. Accounts Payable and accrued expenses:
   --------------------------------------
<P>
Accounts payable and accrued expenses consist of trade
payables and accrued payroll and payroll taxes created
from normal operations of the business.
<P>
Long   term debt consists of:
<P>
Note payable to a finance company which bears interest at
16.53%.  The note is collateralized by equipment and
requires that monthly payments of $197 be made through
the maturity date of June, 2003.
<P>
Capital Lease with a finance company which bears an
interest rate of 13.61%.  The lease is collateralized by
equipment and requires that monthly payments of $534 be
made through the maturity date of April, 2002.
<P>
Aggregate maturities of long   term debt over the next
five years are as follows:
<P>

For the quarter ending April 30, 2000        For the quarter ending April 30, 1999
YEAR                    AMOUNT                            YEAR               AMOUNT
2000                     6,705                            2000                5,820
2001                     7,727                            2001                6,705
2002                     2,079                            2002                7,727
2003                       664                            2003                2,079

<P>
8. Operating Lease Agreements:
   ---------------------------
<P>
The Company rents office space with monthly payments of
$2,500.  The lease term for this space is ninety months
beginning on May 1, 1999 and ending on November 1, 2006.
<P>
The Company also rents a house for the convenience of
Company employees that are relocating to the area and out
of town business guests.  The house also serves as a
satellite office as added security for computer system continuation in the event that the main office should encounter problems with their system.  The house has
monthly payments of $1,200.  The lease term is eighteen
months beginning March 1, 1999 and ending on August 31,
2001.
<P>
The Company also leases its phone systems, internet lines
and various equipment .  The lease terms range from month
to month leases to leases with a term of sixty months.
All long - term leases include an upgrade clause of which management intends to upgrade technology when available.
For this reason, The Company considers all of these types
of lease arrangements as operating.  Currently the lease
costs are at $33,800 per year and shown as part of cost
of sales.
<P>
9. Stockholders' Equity:
   ---------------------
<P>
Preferred Stock
---------------
<P>
The Company has been authorized 10,000,000 shares of
preferred stock at $.0001 par value.  As of January 31,
1999, none of these shares had been issued and the
limitations, rights, and preferences were yet to be
determined by the Board of Directors.
<P>
Common Stock
------------
<P>
During the period ending October 1998, the Board of
Directors issued 1,525,000 shares of restricted common
stock to The Company's officer's, and legal counsel in
exchange for services, and issued 500,000 shares of
restricted common stock in the acquisition of Top-10
Promotions, Inc.
<P>
In addition to the restricted shares issued, The Company
sold common stock through two separate private offerings
during the period.  In the initial offering 800,000
shares were sold each at a price of $0.025.  In the
second offering 1,000,000 shares were sold each at a
price of $0.05.
<P>
On October 15, 1998, the majority shareholders of The
Company undertook a Regulation   D, Rule 504, offering
whereby it sold 2,000,000 shares of common stock, $.0001
par value per share or an aggregate of $200,000.  In
addition, each investor in the offering  received an
option to purchase, for a twelve month period commencing
on the date of this offering, an additional one share of
The Company at $1.00 per share for each eight (8) shares
purchased in the original offering (or $250,000).  In
addition, each investor  received an option to purchase
for an eighteen month period commencing on the date of
this offering an additional one (1) share of The Company
for each 8.88 shares previously purchased at $2.00 per
share or an aggregate of 225,000 shares (or $450,000).
<P>
The Company also approved of the investment by Arthur
Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to
Arthur Harrison & Associates by The Company for two (2)
promissory notes dated September 22, 1998 and October 10,
1998.  Further more, Arthur Harrison & Associates agreed
to waive its rights to any interest on promissory notes.
<P>
Stock Incentive Plans
<P>
On March 1, 1999, The Company entered into a stock option agreement with the Director of Operation, Glenn Canady, as noted in footnote number eleven. The Company applies Accounting Principles Board Opinion No. 25, "Accounting
for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options.
<P>
Pro forma information regarding net income and earnings
per share is required by SFAS 123, and has been
determined as if The Company had accounted for its
employee stock options under the fair value method of
SFAS 123.  As of the balance sheet date, there is no
material effect on earnings and earnings per share.
<P>
10. Acquisitions:
    -------------
<P>
On March 30, 1999 The Company acquired assets of Offshore
Software Development Ltd. ("Offshore") in an exchange of assets for 999,111 shares of The Company issued to the shareholders of that company. The Company's management has valued the transaction at $630,000.
<P>
The assets included were comprised of four computers valued at $8,000 and two software programs valued at $622,000. The value of these assets was determined on the basis of the management's estimation.
<P>
An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired "Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash flows expected from intangible assets. Amortization expenses will drop by $8,583 per month.
<P>
Effective May 29, 1998, The Company acquired all the
outstanding common stock of Top-10 Promotions, Inc.,
consisting of 100 shares, effective.  These shares were
redeemed and canceled.  The 100 shares of Top-10
Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10
Promotions, Inc.  This transaction has been accounted for
using the purchase method of accounting.  The value of
the share exchanged by both parties was determined to be
$19,500, including a value of $(114) attributed to the
fair value of assets and liabilities, and $19,614 of
goodwill attributed to the method of doing business and
the internally developed software.
<P>
Simultaneous with the acquisition, The Company purchased
all of the remaining authorized shares of Top-10
Promotions, Inc. for $50,000 payable at closing and
$17,500 per month payable over an eleven month period as
other consideration. The Company borrowed funds for this transaction and later, upon agreement with the lender, converted a portion of the amount due as capital
contributed to The Company.   <P>
Also, the former owner of Top-10 Promotions, Inc. was
given the right to borrow up to 25% of retained earnings
of Roanoke Technologies Corporation in fiscal year 1998
or the first two quarters of fiscal 1999.  Such borrowings
shall be secured by his restricted stock received in the
acquisition
at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10
Promotions.
<P>
11. Employment Contract and Incentive Commitments:
    -----------------------------------------------
<P>
The Company has entered into a two year employment
contract with the former owner of  Top-10 Promotions.
The contract provides for: salary not to exceed $10,000
per month (with not more than a 3% salary increase
provided The Company is profitable by at least twice the
amount of the salary increase); quarterly bonus of 30% of
the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the
following management incentives: for fiscal year ending
September 30, 1999 (a) 100,000 "restricted" shares if the surviving corporation has $2 million in gross revenues;
(b) 100,000 "restricted" shares if The Company has
$400,000 in after tax earnings. The shares have been issued at a market value of $810,000.
<P>
At November 1, 1998 The Company's management approved the
issuance of 750,000 shares of restricted common shares of
The Company to the former owner of Top-10 Promotions for
attaining gross revenues in excess $200,000.00 or more in
sales for the first three month period of 1999.  The
shares have been issued at a market value of $1,181,250.
<P>
The Company has entered into an employment agreement with
The Company's Director of Operations on March 1, 1999.
The agreement calls for a contract period of four years
upon which The Director will be paid an annual salary of
$60,000 with standard company commissions and bonuses.
The salary will adjust to $80,000 at June 4th 1999.  In
addition the director's salary shall increase to $100,000
at the time The Company's gross revenues exceed
$1,000,000 during any twelve month period and $120,000
once The Company's gross revenues exceed $2,000,000
during any twelve month period.  Upon the director's
salary increasing to $80,000 or above, the director shall
no longer be entitled to commissions and bonuses.
<P>
In addition to the above mentioned, the director will be
granted stock options in The Company at an exercise price
of $1.00 per share of common stock in the amount of
50,000 shares per year, after each year's service, for a
four year period.  Such shares will be restricted for a
two year period from the date of issuance.
<P>
The Company will account for these options during the
time that they are earned in accordance with APB Opinion
No. 25.  At the present time, the fair value of these
options are not in excess of the exercise price and not exercisable; therefore there is no compensation expense to record.  A determination of the fair value of these
options may be extended to the end of the current fiscal
year.  Other conditions are included in this employment
agreement, but remain immaterial to the financial
statements.
<P>
12. Payroll Taxes Payable and Deferred Tax Assets and
    Liabilities:
    --------------------------------------------------
<P>
The Company accrues payroll and income taxes.  The
Company, currently a C-Corporation, accounts for income
taxes in accordance with Statements on Financial
Accounting Standards 109.   As of January 31, 2000, The
Company had a deferred tax asset in the amount of
$440,000 that is derived from a net operating tax loss carryforward associated with stock compensation. The deferred tax assets will expire during the years ending
October 31, 2018 and 2019 in the amounts of $40,000 and
$400,000 respectively. It is uncertain as to when this compensation will be deductible as it can only be deducted for tax purposes when the officers sell the
respective shares.
<P>
13. Required Cash Flow Disclosure for Interest and Taxes
    Paid:
    ----------------------------------------------------
<P>
The Company paid interest in the amount of $373 during the six months ended April 30, 2000 and $2,954 during the twelve months ending October 31, 1999. The Company has no income tax payments due and did not pay any income tax amounts during the period.
<P>
Non-cash transactions include stock based employee
compensation as listed in the financial statements, the acquisition of the assets of Offshore Software
Development Ltd. for stock in The Company and the
retirement of  note payables of the initial funding of
The Company upon acquisition of Top-10 as a contribution
to additional paid in capital .
<P>
The Company also acquired assets from "Offshore" by the issuance of stock for a value of $630,000. An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired "Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash flows expected from intangible assets. Amortization expenses will drop by $8,583 per month. This impairment loss was a non-cash loss.
<P>
14. Contingent Liabilities:
    -----------------------
<P>
The Company has invested significant resources in the
latest information technologies regarding the effect of
Year 2000 issues.  The Company's management feels it has
minimized the effects of these issues; however, there can
be no assurance that the systems of other companies on
which The Company relies will be timely corrected, or
that any failure by another company to correct such
systems would not have a material adverse effect on The
Company.  Contingency plans are currently being developed
to be implemented in the event any information technology
system, non-information technology system, third party or
supplier is not Year 2000 compliant in a timely manner.
<P>
Item 2. Management's Discussion and Analysis of Financial Conditions and Results of Operations
<P>
Forward-Looking Statements
--------------------------
<P>
Forward-looking statements, based on management's current views and assumptions, are made throughout the Management's Discussion and Analysis and elsewhere in this report to stockholders. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. Among the factors that may affect operating results are the following: success of the Company's change in focus; competitive environment; and general economic conditions. Our Form 10 for the year ended October 31, 1999 contains further discussion of these matters.
<P>
Result of Operations
--------------------
<P>
As compared to the prior year's quarter, significant increases in expenses related to marketing, office and telephone costs have been incurred. This increase in costs is directly related to the Company expanding its marketing efforts to include Europe in its efforts to market its services. In addition to this increase in costs from marketing efforts, the Company also had an increase in its depreciation and amortization costs. This increase was due to the acquisition of computers and software programs that are used to enhance the Company's services that it provides.
<P>
During the second quarter of the year, the Company created a corporation, Global GPP Corp, a North Carolina corporation, to hold the title of a web based internet site. The Company sold an 80% interest in the corporation for $108,000 to Internet Business's International, a Nevada Corporation.
<P>
Losses from operations decreased for the six months ended April30, 2000 as compared for the six months ended April 30, 1999. The decrease in losses was due in part by increased sales staff and a decrease in officer stock compensation. The Company also had an increase in the revenue from the sale of a partial interest in Global GPP Corp. In addition the company is actively seeking additional marketing capabilities outside of the United States.
<P>
Selling, general and administrative expenses increased due to additional marketing costs, website development costs and amortization for additional operating resources. These same costs were decreased, as compared to the prior year quarter, by officer compensation in the form of stock.
<P>
Liquidity
---------
<P>
Net cash flows from operating activities increased for the quarters ending April 30, 2000 as compared to the quarter ending April 30, 1999 due to the sale of a partial interest in Global GPP Corp., otherwise a decrease would be experienced due to the increased sales staff and marketing costs that is needed to generate future sales growth in the United States and abroad.
<P>
The Company has maintained a positive working capital balance due to its limited amount of debt and its ability to fund operations through its stock offerings.
<P>
Future Outlook
---------------
<P>
During the quarter ended January 31, 2000 the Company was actively marketing a new website along with its current services provided. The Company is actively marketing its technology within the United States, as well as in Europe. The Company is also considering at this time contractual agreements that will enable the Company to increase the visibility in broader markets. There is no guarantee that such efforts will produce expected results, however; the Company is pleased with its results to date as these result have fallen in line with the Company's expectations.
<P>
                  ROANOKE TECHNOLOGY CORPORATION
<P>
                   FINANCIAL STATEMENTS
                ROANOKE TECHNOLOGY CORPORATION
             Financial Statements Table of Contents
        For the twelve months ending October 31, 1999, and
    From December 11, 1997 (inception) through October 31, 1998
<P>

FINANCIAL STATEMENTS                             Page #
<P>
     Independent Auditor's Report                1
<P>
     Balance Sheets                              2 - 3
<P>
     Statements of Operations                    4
<P>
     Statements of Stockholder's Equity          5
<P>
     Cash Flow Statement                         6
<P>
     Notes to the Financial Statements           7-12

<P>
INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS
<P>
To the Board of Directors and Stockholders
Roanoke Technology Corporation
Roanoke Rapids, North Carolina
<P>
We have audited the accompanying balance sheet of Roanoke Technology Corporation, as of October 31, 1999 and 1998, and the related statements of income, retained earnings and cash flows for the year ended 1999 and from December 11, 1997 (inception) through October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
<P>
We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
<P>
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Technology Corporation, as of October 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended 1999 and from December 11, 1997 (inception) through October 31, 1998 in conformity with generally accepted accounting principles.
<P>
     Varma and Associate
     Certified Public Accountants
     Longwood, FL
     March 3, 2000
<P>
                     ROANOKE TECHNOLOGY CORPORATION
                            BALANCE SHEETS
                     As of October 31,1999 and 1998
<P>
                                  ASSETS

                                              1999                       1998
                                           -----------                -----------
CURRENT ASSETS
  Cash                                    $    77,904                   $  13,795
  Stock subscription receivable                     0                      53,000
  Employee advances                                 0                       1,000
                                           -----------                -----------
     Total Current Assets                      77,904                      67,795
<P>
PROPERTY AND EQUIPMENT
<P>
   Equipment and leasehold improvements       164,498                      44,670
   Less: accumulated depreciation              21,490                       7,022
                                           -----------                  ---------
      Total Property and Equipment            143,008                      37,648
<P>
OTHER ASSETS
<P>
   Organization costs                           1,000                       1,000
   Goodwill                                    19,614                      19,614
   Software                                   313,000                           0
   Less: Accumulated amortization              70,353                       2,792
                                           ------------                 ---------
   Net intangibles                            263,261                      17,822
   Deposits                                     1,500                       1,500
                                           ------------                 ---------
      Total Other Assets                      264,761                      19,322
<P>
           TOTAL ASSETS                     $ 485,673                 $   124,765
                                            ===========               ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
<P>
CURRENT LIABILITIES
<P>
   Accounts payable and accrued expenses  $   37,415                   $    3,065
   Current maturity of long-term debt          6,760                       26,170
   Credit cards payable                            0                        5,450
                                          -----------                 ------------
      Total current liabilities               44,175                       34,685
<P>
LONG TERM LIABILITIES
<P>
   Long term debt                             22,548                       32,815
   Less: current portion                       6,760                       26,170
                                          -----------                   ------------
     Total long term liabilities              15,788                        6,645
<P>
Deferred Revenue                              44,025                       28,180
                                          -----------                   ------------
       TOTAL LIABILITIES                     103,988                       69,510
<P>
STOCKHOLDERS' EQUITY
--------------------
<P>
STOCKHOLDERS' EQUITY
<P>
   Common stock - $.0001 par value;
    50,000,000 shares authorized;
    11,330,183 and 7,880,000 issued
    and outstanding, respectively             1,133                           788
   Additional paid-in capital             3,372,501                       360,012
   Retained earnings                     (2,991,949)                     (305,545)
                                         -----------                   ------------
<P>
       TOTAL STOCKHOLDERS' EQUITY           381,685                        55,255
                                         -----------                   ------------
<P>
       TOTAL LIABILITIES AND EQUITY       $ 485,673                 $     124,765
                                         -----------                   ------------
                                         -----------                   ------------
PLEASE READ AUDITOR'S REPORT

<P>
                       ROANOKE TECHNOLOGY CORPORATION
                          STATEMENTS OF OPERATIONS
                 For the Twelve Months Ending October 31, 1999
                     And From December 11, 1997 (inception)
                          Through October 31, 1998
<P>

                                               1999                     1998
                                              ------------              ---------
REVENUE
  Sales                                       $ 1,144,122              $ 54,032
  Cost of sales                                   674,824                28,485
                                              ------------               ---------
GROSS PROFIT                                      469,298                25,547
<P>
GENERAL AND ADMINISTRATIVE EXPENSES
   Advertising                                     37,717                 1,322
   Bank charges                                       318                   971
   Consulting                                      25,000                     0
   Depreciation and amortization                  142,112                 9,814
   Dues and subscriptions                           2,388                 1,275
   Legal and accounting                           124,039                25,889
   Loss on impairment of assets                   257,075                     0
   Maintenance and repairs                         11,211                     0
   Meals and entertainment                          5,074                 1,278
   Office expense                                 161,891                 9,681
   Rent                                            44,400                 9,350
   Officers salaries and compensation           2,274,941               258,214
   Telephone                                       44,286                 8,330
   Travel                                          11,163                   161
   Utilities                                       11,133                 4,110
                                                  --------               ----------
      Total general and administrative expenses 3,152,748               330,395
                                                  --------               ----------
INCOME (LOSS) FROM OPERATION                   (2,683,450)             (304,848)
<P>
OTHER INCOME AND (EXPENSE)
<P>
   Interest expense                               (2,954)                  (697)
                                                  --------                ----------
      Total other income and expense              (2,954)                  (697)
                                                  --------                ----------
<P>
NET LOSS                                     $(2,686,404)              $ (305,545)
                                           ===============             ==============
<P>
NET LOSS PER SHARE
   Basic and Diluted
      Net loss per share                        (.26)                   (.16)
<P>
Basic and Diluted Weighted Average
   Number of Common Shares Outstanding        10,330,206               1,901,667

<P>
                           PLEASE READ AUDITOR'S REPORT

<P>
                           ROANOKE TECHNOLOGY CORPORATION
                          STATEMENT OF STOCKHOLDER'S EQUITY
                           As of October 31, 1999 and 1998

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL       DEFICIT      TOTAL
                          ----------------------------------------------------------------
Issuance for services          1,525,000     $  153    $  59,323 $          0 $   59,476
Acquisition                      500,000         50       19,450                  19,500
First offering                   800,000         80       19,920                  20,000
Second offering                1,000,000        100       49,900                  50,000
Third offering                   880,000         88       87,912                  88,000
Stock compensation             3,175,000        318      123,507                 123,825
Net loss for the year                                                (305,545)  (305,545)
                          ----------------------------------------------------------------
Balance at October 31, 1998    7,880,000     $  788     $360,012 $   (305,545)$   55,256
<P>
Third offering                 1,349,572        135      354,635                 354,770
Issuance for consulting fees     250,000         25       24,975                  25,000
Officer Compensation             850,000         85    1,991,165               1,991,250
Asset acquisition                999,111         99      629,901                 630,000
Stock issued for services          1,500                  11,813                  11,813
Net loss for the year                                             (2,686,404) (2,686,404)
                           ---------------------------------------------------------------
Balance  at October 31,1999   11,330,183    $1,133   $ 3,372,501 $(2,991,949) $  381,685
                           ---------------------------------------------------------------
                           ---------------------------------------------------------------
<P>
                            PLEASE READ AUDITOR'S REPORT

<P>
                       ROANOKE TECHNOLOGY CORPORATION
                          STATEMENTS OF CASH FLOWS
               For the Twelve Months ending October 31, 1999
                    and From December 11, 1997 (inception)
                          Through October 31, 1998

                                                        1999                  1998
                                                     -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES
<P>
   Net income (loss)                                $(2,686,404)           $(305,545)
<P>
   Adjustments to reconcile net income to net cash
    provided by  (used in) operating activities:
<P>
   Loss on impaired asset                               275,075                    0
   Depreciation and amortization                        142,112                9,814
   Stock issued for services                          2,028,063              183,301
  (Increase) decrease in employee advance                 1,000               (1,000)
   Increase (decrease) in accrued expenses               34,350                3,065
   Increase (decrease) in credit card payables           (5,450)               5,450
                                                      ----------              -----------
      Total adjustments to net income                 2,457,150              200,630
                                                      ----------              -----------
<P>
   Net cash flows from operations                      (229,254)            (104,915)
<P>
CASH FLOWS FROM INVESTING ACTIVITIES
<P>
   Capital expenditures on equipment and deposits      (104,140)             (38,159)
                                                      -----------           -----------
   Net cash flows from investing                       (104,140)             (38,159)
                                                      -----------           -----------
<P>
CASH FLOWS FROM FINANCING ACTIVITIES
<P>
   Proceeds from issuance of common stock               407,770               70,000
   Proceeds from demand notes                                 0              105,500
   Payments on notes                                    (10,267)             (18,631)
                                                      -----------           ----------
   Net cash flows from financing                        397,503              156,869
                                                      -----------           ----------
CASH RECONCILIATION
<P>
   Net increase (decrease) in cash                        64,109              13,795
   Cash at beginning of year                              13,795                   -
                                                       ----------           ----------
CASH BALANCE AT END OF YEAR                            $  77,904            $ 13,795
                                                       ----------           ----------
                                                       ----------           ----------
<P>
                              PLEASE READ AUDITOR'S REPORT
<P>

<P>
               ROANOKE TECHNOLOGY CORPORATION
<P>
              NOTES TO THE FINANCIAL STATEMENTS
<P>
                    (See Audit Report)
<P>
1. Summary of significant accounting policies:
   -------------------------------------------
<P>
Industry   Roanoke Technology Corporation (The
--------
Company) was incorporated December 11, 1997 as Suffield Technologies Corp., its original name, under the laws of the State of Florida. The Company is headquartered in Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, and marketing of technology services to provide enhanced internet marketing capabilities.
<P>
Revenue Recognition and Service Warrantee
-----------------------------------------
Revenues resulting from technology consulting services is recognized as such services are performed, paid and complete the service guarantee of 90 days. A deferred revenue account has been established in the financial statements to account for revenue and costs of revenue to be recognized in the income statement at the end of the service agreement period. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provisions for estimated future costs relating to service warranties have been made as these costs have been historically immaterial. The Company's management feels that the deferral of revenue and related costs of revenue for the guarantee period of 90 days to be sufficient.
<P>
Cash and Cash Equivalents   The Company
-------------------------
considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.
<P>
Short-Term Investments   Short-term investments
----------------------
ordinarily consist of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.
<P>
Basis of Accounting- The Company's financial
-------------------
statements are prepared in accordance with generally accepted accounting principles. All costs associated with software development are expensed as Research and Development costs.
<P>
Property and Equipment   Property and equipment
----------------------
are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:
<P>

Machinery and equipment               2 to 10 years
Furniture and fixtures                5 to 10 years

<P>
Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.
<P>
Long-lived Assets - Long lived assets, including property and ----------------- equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
Intangibles   Goodwill represents the excess of
-----------
purchase price over the fair value of business acquired and is amortized on a straight-line basis over 3 years.
<P>
Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years., existing Organization costs are being amortized by the straight-line method over 5 years. Goodwill is being amortized by the straight-line method.
<P>
Software development costs incurred in the development of products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related products, not to exceed 3 years. The Company considers technological feasibility to be established when the Company has completed all planning, designing, coding and testing activities as are necessary to establish design specifications including function, features and technological performance requirements. Capitalization of product design costs ceases and amortization of such costs begins when a product or technology is available for general release to customers for use by The Company.
<P>
Research and Development   Research and
------------------------
development costs incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.
<P>
Income Taxes   The Company utilizes the asset
-------------
and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
<P>
Fair Value of Financial Instruments   The
-----------------------------------
Company's financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.
<P>
Earnings Per Share   Basic earnings per share
------------------
("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.
<P>
Concentrations of Credit Risk   Financial
-----------------------------
instruments which potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.
<P>
No customer represented 10 % or more of The Company's total sales as of the current reporting period.
<P>
Stock-Based Compensation   In accordance with
------------------------
the recommendations in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's management has considered adopting this optional standard for disclosure purposes, along with Accounting Principles Board opinion no. 25. The Company may consider using full implementation of SFAS No. 123 at a future date. The Company accounted for the stock bonus of 750,000 shares of restricted stock given to the President of the company as compensation. The bonus was accounted for in the current period in order to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, the compensation will not be deductible until the President sells those shares. The shares are restricted from sale for a period of two years from the date of issuance and are accounted for at their fair value.
<P>
Recently Adopted Accounting Standards   In June
-------------------------------------
1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a statement that is displayed with the same prominence as other financial statements.
<P>
SFAS No. 130 does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that statement. SFAS No. 130 requires that an entity classify items of other comprehensive income by their nature in a financial statement. For example, other comprehensive income may include foreign currency and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The Company adopted this accounting standard at inception as required.
<P>
In October 1997 the American Institute of Certified Public Accountants issued Statement of position 97-2, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 at inception as required. Adoption of this SOP 97-2 did not have a material effect on the financial statements.
<P>
In February 1997, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), effective for fiscal years beginning after December 15, 1997. SFAS 132 revises employer disclosures about pension and other postretirment benefit plans. It does not change the measurement or recognition of those plans. This statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures. Adoption of SFAS 132, when needed is not expected to have a material impact on the financial statements.
<P>
In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company's management believes that adoption of SFAS 133, when needed, will not have a material impact on the financial statements.
<P>
2. Related Party Transactions and Going Concern:
   ---------------------------------------------
<P>
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
<P>
The Company has suffered losses from operations and may require additional capital to continue as a going concern as The Company develops its new markets. Management believes The Company will continue as a going concern in its current market and is actively marketing its services which would enable The Company to meet its obligations and provide additional funds for new services development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.
<P>
The acquisition of TOP-10 Promotions, Inc., as noted in footnote number 10, was funded by Regulation - D, Rule 504 offerings, as described in footnote number 9.
<P>
During the months of August through October of 1998, the Company borrowed additional funds from Tamana Limited, a British Virgin Islands Corporation, specifically $35,000 in order to fund the purchase of TOP-10 Promotions, Inc. On October 15, 1998 Arthur Harrison & Associates of Nassau, Bahamas had acquired these notes and contributed these notes in lieu of payment as a participant in a Regulation D, Rule 504 offering (see footnote number 9) for the issuance of stock. Pursuant to this filing, investors were granted options on future purchases of stock.
<P>
The Company made a second acquisition, as described in footnote number 10, of assets from Offshore Software Development Ltd. ("Offshore"). The attorney that represents the Company also represented Offshore and is a shareholder in the Company. Both the Company and Offshore signed waivers of such conflict of interest so that the attorney could represent both parties in the transaction. Additionally, such attorney held 25,000 shares of Offshore prior to the acquisition and received 22,500 additional shares of the Company based on the conversion formula 9/10ths of shares in such acquisition.
<P>
During the year ended October 31, 1999, the Company compensated the president of the Company, a shareholder, with stock grants in the amount of $1,991,250 as a bonus per the president's compensation agreement with the Company. In addition, certain officers of the Company were issued stock for services in the amount of $11,813.
<P>
3. Accounts Receivable and Customer Deposits:
   ------------------------------------------
<P>
Accounts receivable historically has been immaterial as The Company's policy is to have the services that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.
<P>
4. Use of Estimates:
   -----------------
<P>
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
<P>
5. Revenue and Cost Recognition:
   -----------------------------
<P>
The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when services are performed and those services have satisfied the service guarantee. Expenses related to services are recognized when service revenue has been recognized.
<P>
6. Accounts Payable and accrued expenses:
   --------------------------------------
<P>
Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.
<P>
Long   term debt consists of:
<P>
Note payable to a finance company which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003.
<P>
Capital Lease with a finance company which bears an interest rate of 13.61%. The lease is collateralized by equipment and requires that monthly payments of $534 be made through the maturity date of April, 2002.
<P>
Aggregate maturities of long   term debt over the next five years
are as follows:

For the year ending October 31, 1999                   For the year ending October 31, 1998
  YEAR                    AMOUNT                            YEAR              AMOUNT
  ----                    ------                            ----              ------
  1999                         0                            1999              26,170
  2000                     6,760                            2000               1,379
  2001                     7,803                            2001               1,625
  2002                     5,710                            2002               1,915
  2003                     2,275                            2003               1,726

<P>
8. Operating Lease Agreements:
   ---------------------------
<P>
The Company rents office space with monthly payments of $2,500. The lease term for this space is ninety months beginning on May 1, 1999 and ending on November 1, 2006.
<P>
The Company also rents a house for the convenience of Company employees that are relocating to the area and out of town business guests. The house also serves as a satellite office as added security for computer system continuation in the event that the main office should encounter problems with their system. The house has monthly payments of $1,200. The lease term is eighteen months beginning March 1, 1999 and ending on August 31, 2001.
<P>
The Company also leases its phone systems, internet lines and various equipment . The lease terms range from month to month leases to leases with a term of sixty months. All long - term leases include an upgrade clause of which management intends to upgrade technology when available. For this reason, The Company considers all of these types of lease arrangements as operating. Currently the lease costs are at $33,800 per year and shown as part of cost of sales.
<P>
9. Stockholders' Equity:
   ---------------------
<P>Preferred Stock
---------------
<P>
The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of January 31, 1999, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.
<P>
Common Stock
-------------
<P>
During the period ending October 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in the acquisition of Top-10 Promotions, Inc.
<P>
In addition to the restricted shares issued, The Company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.
<P>
On October 15, 1998, the majority shareholders of The Company
undertook a Regulation   D, Rule 504, offering whereby it sold
2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).
<P>
The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison & Associates agreed to waive its rights to any interest on promissory notes.
<P>
Stock Incentive Plans
<P>
On March 1, 1999, The Company entered into a stock option agreement with the Director of Operation, Glenn Canady, as noted in footnote number eleven. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options.
<P>
Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if The Company had accounted for its employee stock options under the fair value method of SFAS 123. As of the balance sheet date, there is no material effect on earnings and earnings per share.
<P>
10. Acquisitions:
    -------------
<P>
On March 30, 1999 The Company acquired certain assets of Offshore Software Development Ltd. ("Offshore") in an exchange of assets for 999,111 shares of The Company issued to the shareholders of that company. The Company's management has valued the transaction at $630,000.
<P>
The assets included were comprised of four computers valued at $8,000 and two software programs valued at $622,000. The value of these assets was determined on the basis of the management's estimation.
<P>
An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired "Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash flows expected from intangible assets. Amortization expenses will drop by $8,583 per month.
<P>
Effective May 29, 1998, The Company acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The 100 shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting. The value of the share exchanged by both parties was determined to be $19,500, including a value of $(114) attributed to the fair value of assets and liabilities, and $19,614 of goodwill attributed to the method of doing business and the internally developed software.
<P>
Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares from Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period as other consideration. The Company borrowed funds for this transaction and later, upon agreement with the lender, converted a portion of the amount due as capital contributed to The Company.
<P>
10. Acquisitions - continued:
<P>
Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.
<P>
11. Employment Contract and Incentive
    Commitments:
    ----------------------------------
<P>
The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000 "restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.
<P>
At November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10 Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued and management values the compensation at $150,000 in agreement with the same fair value computation as attributed to the purchase of assets from the acquisition of Offshore Software Development Ltd. noted in footnote ten.
<P>
The Company has entered into an employment agreement with The Company's Director of Operations on March 1, 1999. The agreement calls for a contract period of four years upon which The Director will be paid an annual salary of $60,000 with standard company commissions and bonuses. The salary will adjust to $80,000 at June 4th 1999. In addition the director's salary shall increase to $100,000 at the time The Company's gross revenues exceed $1,000,000 during any twelve month period and $120,000 once The Company's gross revenues exceed $2,000,000 during any twelve month period. Upon the director's salary increasing to $80,000 or above, the director shall no longer be entitled to commissions and bonuses.
<P>
In addition to the above mentioned, the director will be granted stock options in The Company at an exercise price of $1.00 per share of common stock in the amount of 50,000 shares per year, after each year's service, for a four year period. Such shares will be restricted for a two year period from the date of issuance.
<P>
The Company will account for these options during the time that they are earned in accordance with APB Opinion No. 25. At the present time, the fair value of these options are not in excess of the exercise price and not exercisable; therefore there is no compensation expense to record. A determination of the fair value of these options may be extended to the end of the current fiscal year. Other conditions are included in this employment agreement, but remain immaterial to the financial statements.
<P>
12. Payroll Taxes Payable and Deferred Tax
    Assets and Liabilities:
    --------------------------------------
<P>
The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance
with Statements on Financial Accounting Standards 109.   As of
October 31, 1999, The Company had a deferred tax asset in the amount of $440,000 that is derived from a net operating tax loss carryforward associated with stock compensation. The deferred tax assets will expire during the years ending October 31, 2018 and 2019 in the amounts of $40,000 and $400,000 respectively. It is uncertain as to when this compensation will be deductible as it can only be deducted for tax purposes when the officers sell the respective shares.
<P>
13. Required Cash Flow Disclosure for Interest
    and Taxes Paid:
    ------------------------------------------
<P>
The Company paid interest during the periods ending October 31, 1999 and 1998 in the amounts of $2,954 and $697, respectively. The Company has operated at a loss and therefore has no income taxes paid and none are due.
<P>
The Company had non-cash transactions during the years ended October 31, 1999 and 1998. The Company exchanged stock for the purchase of TOP-10 Promotions, Inc. on May 29, 1998 as identified in footnote number 10. The Company also accepted stock subscriptions in the form of a receivable in the amount of $53,000 as of October 31, 1998. During 1999, the Company compensated its president in the form of stock granted in the amount of $1,991,250, two employees were granted stock in the amount of $25,000. In lieu of paying two note payables that was used as funds to purchase TOP-10 Promotions, Inc. in the amount of $17,500 each, the Company agreed to accept the notes as payment for stock in a Regulation D, Rule 504 offering.
<P>
The Company also acquired assets from "Offshore" by the issuance of stock for a value of $630,000. An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired "Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash flows expected from intangible assets. Amortization expenses will drop by $8,583 per month. This impairment loss was a non-cash loss.
<P>
14. Contingent Liabilities:
    -----------------------
<P>
The Company has invested significant resources in the latest information technologies regarding the effect of Year 2000 issues. The Company's management feels it has minimized the effects of these issues; however, there can be no assurance that the systems of other companies on which The Company relies will be timely corrected, or that any failure by another company to correct such systems would not have a material adverse effect on The Company. Contingency plans are currently being developed to be implemented in the event any information technology system, non-information technology system, third party or supplier is not Year 2000 compliant in a timely manner.
<P>
                 ROANOKE TECHNOLOGY CORPORATION
             Financial Statements Table of Contents
<P>
FINANCIAL STATEMENTS                             Page #

     Accountant's Report                         1
<P>
     Balance Sheets                              2 - 3
     As of January 31, 2000
     And the Year Ended October 31, 1999
<P>
     Statements of Operations                    4
     For the Three Months Ended
     January 31, 2000 and 1999
<P>
     Statement of Equity                         5
     As of January 31, 2000
<P>
     Cash Flow Statements                        6
     For the Three Months Ended
     January 31, 2000 and 1999
<P>
     Notes to the Financial Statements           7-11
<P>

VARMA  &  ASSOCIATES
<P>
Review Report of Independent
Certified Public Accountant
<P>
To the Shareholder and Board of Directors of Roanoke Technologies Corporation
<P>
We have reviewed the accompanying balance sheet of Roanoke Technology Corporation as of January 31, 2000, and the related statements of operations, stockholder's equity and cash flows for the quarters ending January 31, 2000 and 1999, in accordance with statements on Standards for Accounting and Review Services issued by the American
Institute of Certified Public Accountants. All information in these statements is the representation of management.
<P>
A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.
Accordingly, we do not express such an opinion.
<P>
Based on my review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.
<P>
Varma & Associates
March 15, 2000
<P>
                     ROANOKE TECHNOLOGY CORPORATION
                            BALANCE SHEETS
              As of January 31, 2000 and October 31, 1999

                                  ASSETS

                                           January 31,                October 31,
                                              2000                       1999
                                          -----------                -----------
CURRENT ASSETS
  Cash                                    $    91,383    $              77,904
  Accounts receivable                           8,923                        0
                                           -----------               -----------
     Total Current Assets                     100,306                   77,904
<P>
PROPERTY AND EQUIPMENT
<P>
   Equipment and leasehold improvements       175,961                  164,498
   Less: accumulated depreciation              31,123                   21,490
                                           -----------               -----------
<P>
      Total Property and Equipment            144,838                  143,008
<P>
OTHER ASSETS
<P>
   Organization costs                           1,000                   1,000
   Goodwill                                    19,614                  19,614
   Software                                   313,000                 313,000
   Less: Accumulated amortization              98,111                  70,353
                                           -----------               ----------
   Net intangibles                            235,503                 263,261
   Deposits                                     1,500                   1,500
                                           ------------               ---------
      Total Other Assets                      237,003                 264,761
           TOTAL ASSETS                     $ 482,147               $ 485,673
                                           ============              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
<P>
   Accounts payable and accrued expenses  $   74,194                 $   37,415
   Current maturity of long-term debt          7,140                      6,760
                                          -----------                 ------------
      Total current liabilities               81,334                     44,175
<P>
LONG TERM LIABILITIES
<P>
   Long term debt                             20,052                   22,548
   Less: current portion                       7,140                    6,760
                                          -----------                 ------------
     Total long term liabilities              12,912                   15,788
<P>
Deferred Revenue                              44,025                   44,025
                                          -----------                 ------------
       TOTAL LIABILITIES                     138,271                  103,988
<P>
STOCKHOLDERS' EQUITY
--------------------
<P>
STOCKHOLDERS' EQUITY
<P>
   Common stock - $.0001 par value;
    50,000,000 shares authorized;
    11,330,183 issued
    and outstanding                           1,133                     1,133
   Additional paid-in capital             3,372,501                 3,372,501
   Retained earnings                     (3,029,758)               (2,991,949)
                                         -----------              ------------
       TOTAL STOCKHOLDERS' EQUITY           343,876                   381,685
                                         -----------              ------------
<P>
       TOTAL LIABILITIES AND EQUITY      $  482,147              $    485,673
                                        =============             =============

<P>
                       ROANOKE TECHNOLOGY CORPORATION
                          STATEMENTS OF OPERATIONS
           For the There Months Ending January 31, 2000 and 1999

                                                  2000                    1999
                                              ------------             ---------
REVENUE
  Sales                                       $   529,602            $    138,127
  Cost of sales                                   260,488                  96,395
                                              ------------               ---------
GROSS PROFIT                                      269,114                  41,732
<P>
GENERAL AND ADMINISTRATIVE EXPENSES
   Advertising                                      1,435                   1,516
   Auto                                               413                       0
   Bank charges                                        74                      90
   Depreciation and amortization                   37,391                   5,650
   Dues and subscriptions                             444                     185
   Legal and accounting                            14,534                   5,950
   Maintenance and repairs                            500                     777
   Marketing                                       36,293                       0
   Meals and entertainment                            771                   1,224
   Office and occupancy expense                    99,702                   4,712
   Rent                                            10,556                   3,300
   Officers salaries and compensation              75,200               1,155,650
   Telephone                                       26,955                   4,246
   Travel                                           4,123                       0
                                                  --------               ----------
      Total general and administrative expenses   308,391               1,183,300
                                                  --------              ----------
INCOME (LOSS) FROM OPERATION                      (39,277)             (1,141,568)
<P>
OTHER INCOME AND (EXPENSE)
<P>
   Interest - net                                   1,468                     166
                                                  --------               ----------
      Total other income and expense                1,468                     166
                                                  --------               ----------
<P>
NET INCOME (LOSS)                             $   (37,809)           $ (1,141,402)
                                                ============           ===============
<P>
NET EARNINGS PER SHARE
   Basic and Diluted
      Net loss per share                 Less than(.01)                  (.12)
<P>
Basic and Diluted Weighted Average
   Number of Common Shares Outstanding          11,330,183              9,418,750
<P>

<P>
                           ROANOKE TECHNOLOGY CORPORATION
                         STATEMENT OF STOCKHOLDER'S EQUITY
                               As of January 31, 2000
<P>

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL       DEFICIT      TOTAL
                          ----------------------------------------------------------------
Issuance for services          1,525,000     $  153    $  59,323 $          0 $   59,476
Acquisition                      500,000         50       19,450                  19,500
First offering                   800,000         80       19,920                  20,000
Second offering                1,000,000        100       49,900                  50,000
Third offering                   880,000         88       87,912                  88,000
Stock compensation             3,175,000        318      123,507                 123,825
Net loss for the year                                                (305,545)  (305,545)
                          ----------------------------------------------------------------
Balance at October 31, 1998    7,880,000     $  788     $360,012 $   (305,545)$   55,256
<P>
Third offering                 1,349,572        135      354,635                 354,770
Issuance for consulting fees     250,000         25       24,975                  25,000
Officer Compensation             850,000         85    1,991,165               1,991,250
Asset acquisition                999,111         99      320,901                 321,000
Stock issued for services          1,500                  11,813                  11,813
Net loss for the year                                             (2,686,404) (2,686,404)
                           ---------------------------------------------------------------
Balance at October 31,1999     11,330,183     $1,133  $3,372,501 $(2,991,494) $  381,685
<P>
Net loss for the quarter                                             (37,809)    (37,809)
<P>
Balance at January 31, 2000    11,330,183     $1,133  $3,372,501 $(3,029,758) $  343,876
                           ===============================================================

                       ROANOKE TECHNOLOGY CORPORATION
                          STATEMENTS OF CASH FLOWS
           For the Three Months ending January 31, 2000 and 1999
<P>

                                                        2000                  1999
                                                     -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES
<P>
   Net income (loss)                                $   (37,809)         $(1,141,402)
<P>
   Adjustments to reconcile net income to net cash
    provided by  (used in) operating activities:
<P>
   Depreciation and amortization                         37,391                5,650
   Stock issued for services                                  0            1,181,250
  (Increase) decrease in employee advance                     0                 (300)
  (Increase) decrease in accounts receivable             (8,923)                   0
   Increase (decrease) in payables & accrued expenses    36,779                    0
   Increase (decrease) in credit card payable                 0               (5,450)
                                                      ----------          -----------
      Total adjustments to net income                    65,247            1,185,314
                                                      ----------            -----------
<P>
   Net cash flows from operations                        27,438               43,912
<P>
CASH FLOWS FROM INVESTING ACTIVITIES
<P>
   Cash paid on stockholder loan                              0              (40,566)
   Capital expenditures on equipment and deposits       (11,463)             (22,662)
                                                      -----------           -----------
   Net cash flows from investing                        (11,463)             (63,228)
                                                      -----------           -----------
<P>
CASH FLOWS FROM FINANCING ACTIVITIES
<p>
   Cash received - stock subscriptions                                        53,000
   Payments on notes                                     (2,496)                (165)
                                                      -----------           ----------
   Net cash flows from financing                         (2,496)              52,835
                                                      -----------           ----------
CASH RECONCILIATION
<P>
   Net increase (decrease) in cash                        13,479              33,519
   Cash at beginning of year                              77,904              13,795
                                                       ----------           ----------
CASH BALANCE AT END OF QUARTER                         $  91,383            $ 47,314
                                                      ===========           ==========
<P>

           ROANOKE TECHNOLOGY CORPORATION
<P>
         NOTES TO THE FINANCIAL STATEMENTS
<P>
(See Audit Report)
<P>
1. Summary of significant accounting policies:
   -------------------------------------------
<P>
Industry   Roanoke Technology Corporation (The Company)
--------
was incorporated December 11, 1997 as Suffield
Technologies Corp., its original name, under the laws of
the State of Florida.   The Company is headquartered in
Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of
technology to provide enhanced internet marketing
capabilities.
<P>
Revenue Recognition and Service Warranty   Revenues
----------------------------------------
resulting from technology consulting services is
recognized as such services are performed, paid and
complete the service guarantee of 90 days.  A deferred
revenue account has been established in the financial
statements to account for revenue and costs of revenue to
be recognized in the income statement at the end of the
service agreement period.  Services are paid for in
advance of the service being performed.  The services
performed are completed by a software program leaving the
time when a service is paid for and the time the service
is performed immaterial. The Company has no extended
maintenance contracts and warrants its consulting
services to meet the consulting service contract
guarantee.  No provision for estimated future costs
relating warranties have been made as these costs have
been historically immaterial.
<P>
Cash and Cash Equivalents   The Company considers cash on
-------------------------
hand and amounts on deposit with financial institutions
which have original maturities of three months or less to
be cash and cash equivalents.
<P>
Short-Term Investments   Short-term investments
----------------------
ordinarily consist of short-term debt securities acquired
with cash not immediately needed in operations.  Such
amounts have maturities of less than one year.
<P>
Basis of Accounting- The Company's financial statements
-------------------
are prepared in accordance with generally accepted
accounting principles.  All costs associated with
software development are expensed as Research and
Development costs.
<P>
Property and Equipment   Property and equipment are
----------------------
recorded at cost.  Depreciation is computed using the
straight-line method over the estimated useful lives of
the various classes of assets as follows:
<P>
     Machinery and equipment            2 to 10 years
     Furniture and fixtures             5 t0 10 years
<P>
Leasehold improvements are amortized on the straight-line
basis over the lessor of the life of the asset or the
term of the lease.  Maintenance and repairs, as incurred,
are charged to expenses; betterments and renewals are
capitalized in plant and equipment accounts.  Cost and
accumulated depreciation applicable to items replaced or
retired are eliminated from the related accounts; gain or
loss on the disposition thereof is included as income.
<P>
Long-lived Assets - Long lived assets, including property and ----------------- equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
<P>
Intangibles   Goodwill represents the excess of purchase
-----------
price over the fair value of business acquired and is
amortized on a straight-line basis over 3 years.
<P>
Other acquired intangibles principally include core
technology in the form of software programs and are
amortized over their estimated lives of primarily 3 to 5
years., existing Organization costs are being amortized
by the straight-line method over 5 years.  Goodwill is
being amortized by the straight-line method.
<P>
Software development costs incurred in the development of
products after technological feasibility is attained are
capitalized and amortized using the straight-line method
over the estimated economic lives of the related
products, not to exceed 3 years. The Company considers technological feasibility to be established when the
Company has completed all planning, designing, coding and
testing activities as are necessary to establish design specifications including function, features and technological performance requirements.  Capitalization
of product design costs ceases and amortization of such
costs begins when a product or technology is available
for general release to customers for use by The Company.
<P>
Research and Development   Research and development costs
------------------------
incurred in the discovery of new knowledge and the
resulting translation of this new knowledge into plans
and designs for new products, prior to the attainment of
the related products' technological feasibility, are
recorded as expenses in the period incurred.
<P>
Income Taxes   The Company utilizes the asset and
------------
liability method to measure and record deferred income
tax assets and liabilities.  Deferred tax assets and
liabilities reflect the future income tax effects of
temporary differences between the financial statement
carrying amounts of existing assets and liabilities and
their respective tax bases and are measured using enacted
tax rates that apply to taxable income in the years in
which those temporary differences are expected to be
recovered or settled.  Deferred tax assets are reduced by
a valuation allowance when, in the opinion of management,
it is more likely than not that some portion or all of
the deferred tax assets will not be realized.
<P>
Fair Value of Financial Instruments   The Company's
-----------------------------------
financial instruments include cash and cash equivalents,
short-term investments, accounts receivable, accounts
payable and liabilities to banks and shareholders.  The
carrying amount of long-term debt to banks approximates
fair value based on interest rates that are currently
available to The Company for issuance of debt with
similar terms and remaining maturities.  The carrying
amounts of other financial instruments approximate their
fair value because of short-term maturities.
<P>
Earnings Per Share   Basic earnings per share ("EPS") is
------------------
computed by dividing earnings available to common
shareholders by the weighted-average number of common
shares outstanding for the period as required by the
Financial Accounting Standards Board (FASB) under
Statement of Financial Accounting Standards (SFAS) No.
128, "Earnings per Shares".  Diluted EPS reflects the
potential dilution of securities that could share in the
earnings.
<P>
Concentrations of Credit Risk   Financial instruments
-----------------------------
which potentially expose The Company to concentrations of
credit risk consist principally of operating demand
deposit accounts.  The Company's policy is to place its
operating demand deposit accounts with high credit
quality financial institutions.
<P>
No customer represented 10 % or more of The Company's
total sales as of the current reporting period.
<P>
Stock-Based Compensation   In accordance with the
------------------------
recommendations in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's
management has considered adopting this optional standard
for disclosure purposes, along with Accounting Principles
Board opinion no. 25.  The Company may consider using
full implementation of SFAS No. 123 at a future date.
The Company accounted for the stock bonus of 750,000
shares of restricted stock given to the President of the
company as compensation.  The bonus was accounted for in
the current period in order to match the compensation
expense with the time in which it was earned.  In
accordance with the tax accounting, the compensation will
not be deductible until the President sells those shares.
The shares are restricted from sale for a period of two
years from the date of issuance and are accounted for at
their fair value.
<P>
Recently Adopted Accounting Standards   In June 1997, the
--------------------------------------
FASB issued SFAS No. 130, "Reporting Comprehensive
Income" ("SFAS No. 130") effective for fiscal years
beginning after December 15, 1997. SFAS No. 130 requires
that all items that are required to be recognized under
accounting standards as components of comprehensive
income be reported in a statement that is displayed with
the same prominence as other financial statements.
<P>
SFAS No. 130 does not require a specific format for that
financial statement but requires that an entity display
an amount representing total comprehensive income for the
period in that statement.  SFAS No. 130 requires that an
entity classify items of other comprehensive income by
their nature in a financial statement.  For example,
other comprehensive income may include foreign currency
and unrealized gains and losses on certain investments in
debt and equity securities.  In addition, the accumulated
balance of other comprehensive income must be displayed
separately from retained earnings and additional paid in
capital in the equity section of a statement of financial
position.  The Company adopted this accounting standard
at inception as required.
<P>
In October 1997 the American Institute of Certified
Public Accountants issued Statement of position 97-2,
"Software Revenue Recognition" (SOP 97-2).  SOP 97-2
provides guidance on applying generally accepted
accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997.
The Company adopted SOP 97-2 at inception as required.
Adoption of this SOP 97-2 did not have a material effect
on the financial statements.
<P>
In February 1997, the FASB issued SFAS No. 132,
"Employer's Disclosure about Pensions and Other
Postretirement Benefits" ("SFAS No. 132"), effective for
fiscal years beginning after December 15, 1997.  SFAS 132
revises employer disclosures about pension and other
postretirment benefit plans.  It does not change the
measurement or recognition of those plans.  This
statement standardizes the disclosure requirements for
pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets
that will facilitate financial analysis and eliminates
certain disclosures.  Adoption of SFAS 132, when needed
is not expected to have a material impact on the
financial statements.
<P>
In June 1998, the FASB issued SFAS No. 133, "Accounting
for Derivative Instruments and Hedging Activities",
effective for fiscal years beginning after June 15, 1999.
SFAS 133 requires companies to record derivatives on the
balance sheet as assets and liabilities, measured at fair
value.  Gains or losses resulting from changes in the
values of those derivatives would be accounted for
depending on the use of the derivative and whether it
qualifies for hedge accounting.  The Company's management
believes that adoption of SFAS 133, when needed, will not
have a material impact on the financial statements.
<P>
2. Related Party Transactions and Going Concern:
   ----------------------------------------------
<P>
The Company's financial statements have been presented on
the basis that it is a going concern, which contemplates
the realization of assets and the satisfaction of
liabilities in the normal course of business.
The Company has suffered losses from operations and may
require additional capital to continue as a going concern
as The Company develops its new markets.  Management
believes The Company will continue as a going concern in
its current market and is actively marketing its products
and services which would enable The Company to meet its
obligations and provide additional funds for continued
new product development.  In addition, management is
currently negotiating several additional contracts for
its services.  Management is also embarking on other
strategic initiatives to expand its business
opportunities.  However, there can be no assurance these
activities will be successful.
<P>
The Company borrowed from Tamana, Ltd., a corporation,
$70,000 in the form of a demand note.  The amount
borrowed was also used to fund the purchase of Top-10
Promotions Inc.  The amounts were paid back with money
and a conversion of $35,000 from a demand note to a
contribution of capital.  An amount of approximately
$25,000 was outstanding as of October 31, 1998 with that
balance paid during the first quarter of the year ending
October 31, 1999.
<P>
3. Accounts Receivable and Customer Deposits:
   ------------------------------------------
<P>
Accounts receivable historically has been immaterial as
The Company's policy is to have the software that it
sells paid for in advance.  As of the balance sheet date
there were no deposits paid in advance.
<P>
4. Use of Estimates:
   -----------------
<P>
The preparation of financial statements in conformity
with generally accepted accounting principles requires
management to make estimates and assumptions that effect
the reported amounts of assets and liabilities and
disclosure of contingent assets and liabilities at the
date of the financial statements and the reported amounts
of revenues and expenses during the reporting period.
Actual results could differ from those estimates.
<P>
5. Revenue and Cost Recognition:
   -----------------------------
<P>
The Company uses the accrual basis of accounting for
financial statement reporting.  Revenues are recognized
when products are shipped and expenses realized when
obligations are incurred.
<P>
6. Accounts Payable and accrued expenses:
   --------------------------------------
<P>
Accounts payable and accrued expenses consist of trade
payables and accrued payroll and payroll taxes created
from normal operations of the business.
<P>
Long   term debt consists of:
<P>
Note payable to a finance company which bears interest at
16.53%.  The note is collateralized by equipment and
requires that monthly payments of $197 be made through
the maturity date of June, 2003.
<P>
Capital Lease with a finance company which bears an
interest rate of 13.61%.  The lease is collateralized by
equipment and requires that monthly payments of $534 be
made through the maturity date of April, 2002.
<P>
Aggregate maturities of long   term debt over the next
five years are as follows:
<P>

For the quarter ending January 31, 2000        For the quarter ending January 31, 1999
YEAR                    AMOUNT                            YEAR               AMOUNT
2000                     7,140                            2000               26,450
2001                     8,241                            2001                1,725
2002                     3,292                            2002                2,075
2003                     1,379                            2003                2,400

<P>
8. Operating Lease Agreements:
   ---------------------------
<P>
The Company rents office space with monthly payments of
$2,500.  The lease term for this space is ninety months
beginning on May 1, 1999 and ending on November 1, 2006.
<P>
The Company also rents a house for the convenience of
Company employees that are relocating to the area and out
of town business guests.  The house also serves as a
satellite office as added security for computer system
continuation in the event that the main office should
encounter problems with their system.  The house has
monthly payments of $1,200.  The lease term is eighteen
months beginning March 1, 1999 and ending on August 31,
2001.
<P>
The Company also leases its phone systems, internet lines
and various equipment .  The lease terms range from month
to month leases to leases with a term of sixty months.
All long - term leases include an upgrade clause of which
management intends to upgrade technology when available.
For this reason, The Company considers all of these types
of lease arrangements as operating.  Currently the lease
costs are at $33,800 per year and shown as part of cost
of sales.
<P>
9. Stockholders' Equity:
   ---------------------
<P>
Preferred Stock
---------------
<P>
The Company has been authorized 10,000,000 shares of
preferred stock at $.0001 par value.  As of January 31,
1999, none of these shares had been issued and the
limitations, rights, and preferences were yet to be
determined by the Board of Directors.
<P>
Common Stock
------------
<P>
During the period ending October 1998, the Board of
Directors issued 1,525,000 shares of restricted common
stock to The Company's officer's, and legal counsel in
exchange for services, and issued 500,000 shares of
restricted common stock in the acquisition of Top-10
Promotions, Inc.
<P>
In addition to the restricted shares issued, The Company
sold common stock through two separate private offerings
during the period.  In the initial offering 800,000
shares were sold each at a price of $0.025.  In the
second offering 1,000,000 shares were sold each at a
price of $0.05.
<P>
On October 15, 1998, the majority shareholders of The
Company undertook a Regulation   D, Rule 504, offering
whereby it sold 2,000,000 shares of common stock, $.0001
par value per share or an aggregate of $200,000.  In
addition, each investor in the offering  received an
option to purchase, for a twelve month period commencing
on the date of this offering, an additional one share of
The Company at $1.00 per share for each eight (8) shares
purchased in the original offering (or $250,000).  In
addition, each investor  received an option to purchase
for an eighteen month period commencing on the date of
this offering an additional one (1) share of The Company
for each 8.88 shares previously purchased at $2.00 per
share or an aggregate of 225,000 shares (or $450,000).
<P>
The Company also approved of the investment by Arthur
Harrison & Associates in the offering provided that such
investment in The Company was in lieu of monies owed to
Arthur Harrison & Associates by The Company for two (2)
promissory notes dated September 22, 1998 and October 10,
1998.  Further more, Arthur Harrison & Associates agreed
to waive its rights to any interest on promissory notes.
<P>
Stock Incentive Plans
<P>
On March 1, 1999, The Company entered into a stock option
agreement with the Director of Operation, Glenn Canady,
as noted in footnote number eleven.  The Company applies
Accounting Principles Board Opinion No. 25, "Accounting
for Stock Issued to Employees" (APB 25) and related
Interpretations in accounting for its employee stock
options.
<P>
Pro forma information regarding net income and earnings
per share is required by SFAS 123, and has been
determined as if The Company had accounted for its
employee stock options under the fair value method of
SFAS 123.  As of the balance sheet date, there is no
material effect on earnings and earnings per share.
<P>
10. Acquisitions:
    -------------
<P>
On March 30, 1999 The Company acquired certain assets of
Offshore Software Development Ltd. ("Offshore") in an
exchange of assets for 999,111 shares of The Company
issued to offshore shareholders.  The Company's
management has valued the transaction at $630,000.
<P>
On March 30, 1999 The Company acquired certain assets of Offshore Software Development Ltd. ("Offshore") in an exchange of assets for 999,111 shares of The Company issued to the shareholders of that company. The Company's management has valued the transaction at $622,000.
<P>
An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired "Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash flows expected from intangible assets. Amortization expenses will drop by $8,583 per month.
<P>
The assets included were comprised of four computers valued at $8,000 and two software programs valued at $313,000. The value of these assets was determined on the basis of the management's estimation.
<P>
Effective May 29, 1998, The Company acquired all the
outstanding common stock of Top-10 Promotions, Inc.,
consisting of 100 shares, effective.  These shares were
redeemed and cancelled.  The 100 shares of Top-10
Promotions, Inc. were acquired in exchange for 500,000
"restricted" shares of The Company's common stock issued
to David Smith, the sole shareholder of Top-10
Promotions, Inc.  This transaction has been accounted for
using the purchase method of accounting.  The value of
the share exchanged by both parties was determined to be
$19,500, including a value of $(114) attributed to the
fair value of assets and liabilities, and $19,614 of
goodwill attributed to the method of doing business and
the internally developed software.
<P>
Simultaneous with the acquisition, The Company purchased
all of the remaining authorized shares of Top-10
Promotions, Inc. for $50,000 payable at closing and
$17,500 per month payable over an eleven month period as
other consideration. The Company borrowed funds for this transaction and later, upon agreement with the lender, converted a portion of the amount due as capital
contributed to The Company.   <P>
Also, the former owner of Top-10 Promotions, Inc. was
given the right to borrow up to 25% of retained earnings
of Roanoke Technologies Corporation in fiscal year 1998
or the first two quarters of fiscal 1999.  Such borrowings
shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.
<P>
11. Employment Contract and Incentive Commitments:
    -----------------------------------------------
<P>
The Company has entered into a two year employment
contract with the former owner of  Top-10 Promotions.
The contract provides for: salary not to exceed $10,000
per month (with not more than a 3% salary increase
provided The Company is profitable by at least twice the
amount of the salary increase); quarterly bonus of 30% of
the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is
not in default under the employment agreement); and the
following management incentives: for fiscal year ending
September 30, 1999 (a) 100,000 "restricted" shares if the
surviving corporation has $2 million in gross revenues;
(b) 100,000 "restricted" shares if The Company has
$400,000 in after tax earnings.
<P>
At November 1, 1998 The Company's management approved the
issuance of 750,000 shares of restricted common shares of
The Company to the former owner of Top-10 Promotions for
attaining gross revenues in excess $200,000.00 or more in
sales for the first three month period of 1999.  The
shares have been issued and management values the
compensation at $150,000 in agreement with the same fair
value computation as attributed to the purchase of assets
from the acquisition of Offshore Software Development
Ltd. noted in footnote ten.
<P>
The Company has entered into an employment agreement with
The Company's Director of Operations on March 1, 1999.
The agreement calls for a contract period of four years
upon which The Director will be paid an annual salary of
$60,000 with standard company commissions and bonuses.
The salary will adjust to $80,000 at June 4th 1999.  In
addition the director's salary shall increase to $100,000
at the time The Company's gross revenues exceed
$1,000,000 during any twelve month period and $120,000
once The Company's gross revenues exceed $2,000,000
during any twelve month period.  Upon the director's
salary increasing to $80,000 or above, the director shall
no longer be entitled to commissions and bonuses.
<P>
In addition to the above mentioned, the director will be
granted stock options in The Company at an exercise price
of $1.00 per share of common stock in the amount of
50,000 shares per year, after each year's service, for a
four year period.  Such shares will be restricted for a
two year period from the date of issuance.
<P>
The Company will account for these options during the
time that they are earned in accordance with APB Opinion
No. 25.  At the present time, the fair value of these
options are not in excess of the exercise price and not
exercisable; therefore there is no compensation expense
to record.  A determination of the fair value of these
options may be extended to the end of the current fiscal
year.  Other conditions are included in this employment
agreement, but remain immaterial to the financial
statements.
<P>
12. Payroll Taxes Payable and Deferred Tax Assets and
    Liabilities:
    --------------------------------------------------
<P>
The Company accrues payroll and income taxes.  The
Company, currently a C-Corporation, accounts for income
taxes in accordance with Statements on Financial
Accounting Standards 109.   As of April 30, 2000, The
Company had a deferred tax asset in the amount of
$440,000 that is derived from a net operating tax loss
carryforward associated with stock compensation.  The
deferred tax assets will expire during the years ending
October 31, 2018 and 2019 in the amounts of $40,000 and
$400,000 respectively.  It is uncertain as to when this
compensation will be deductible as it can only be
deducted for tax purposes when the officers sell the
respective shares.
<P>
13. Required Cash Flow Disclosure for Interest and Taxes
    Paid:
    ----------------------------------------------------
<P>
The Company paid interest in the amount of $2,954 during
the twelve months ending October 31, 1999.  The Company
at October 31, 1999 has no income tax payments due and
did not pay any income tax amounts during the period.
<P>
Non-cash transactions include stock based employee
compensation as listed in the financial statements, the
acquisition of the assets of Offshore Software
Development Ltd. for stock in The Company and the
retirement of  note payables of the initial funding of
The Company upon acquisition of Top-10 as a contribution
to additional paid in capital .
<P>
The Company also acquired assets from "Offshore" by the issuance of stock for a value of $630,000. An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired "Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash flows expected from intangible assets. Amortization expenses will drop by $8,583 per month. This impairment loss was a non-cash loss.
<P>
14. Contingent Liabilities:
    -----------------------
<P>
The Company has invested significant resources in the
latest information technologies regarding the effect of
Year 2000 issues.  The Company's management feels it has
minimized the effects of these issues; however, there can
be no assurance that the systems of other companies on
which The Company relies will be timely corrected, or
that any failure by another company to correct such
systems would not have a material adverse effect on The
Company.  Contingency plans are currently being developed
to be implemented in the event any information technology
system, non-information technology system, third party or
supplier is not Year 2000 compliant in a timely manner.
<P>
Item 2. Management's Discussion and Analysis of Financial Conditions and Results of Operations
<P>
Forward-Looking Statements
-------------------------------------
<P>
Forward-looking statements, based on management's current views and assumptions, are made throughout the Management's Discussion and Analysis and elsewhere in this report to stockholders. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. Among the factors that may affect operating results are the following: success of the Company's change in focus; competitive environment; and general economic conditions. Our Form 10 for the year ended October 31, 1999 contains further discussion of these matters.
<P>
Result of Operations
---------------------
<P>
As compared to the prior year's quarter, significant increases in expenses related to marketing, office and telephone costs have been incurred. This increase in costs is directly related to the Company expanding its marketing efforts to include Europe in its efforts to market its services. In addition to this increase in costs from marketing efforts, the Company also had an increase in its depreciation and amortization costs. This increase was due to the acquisition of computers and software programs that are used to enhance the Company's services that it provides.
<P>
Losses from operations decreased to $39,277 for the three months ended January 31, 2000 as compared for the three months ended January 31, 1999. The decrease in losses was due in part by increased sales staff and a decrease in officer stock compensation. In addition the company is actively seeking additional marketing capabilities outside of the United States.
<P>
Selling, general and administrative expenses increased due to additional marketing costs, website development costs and amortization for additional operating resources. These same costs were decreased, as compared to the prior year quarter, by officer compensation in the form of stock.
<P>
Liquidity
------------
Net cash flows from operating activities decreased for the quarter ending January 31, 2000 as compared to the quarter ending January 31, 1999. This decrease is due to the increased sales staff and marketing costs that is needed to generate future sales growth in the United States and abroad.
<P>
The Company has maintained a positive working capital balance due to its limited amount of debt and its ability to fund operations through its stock offerings. Working capital increased from $12,349 in the first quarter of 1999 to $18,972 in the first quarter of 2000.
<P>
Future Outlook
--------------
<P>
During the quarter ended January 31, 2000 the Company was actively marketing a new website along with its current services provided. The Company is actively marketing its technology within the United States, as well as in Europe. The Company is also considering at this time contractual agreements that will enable the Company to increase the visibility in broader markets. There is no guarantee that such efforts will produce expected results, however; the Company is pleased with its results to date as these result have fallen in line with the Company's expectations.
<P>
                 TOP-10 PROMOTIONS, INC.
          Financial Statements Table of Contents
    From November 17, 1997 (Inception) through May 28, 1998
<P>
FINANCIAL STATEMENTS                         Page #
<P>
   Independent Auditor's Report                       1
<P>
   Balance Sheet                                      2
<P>
   Statement of Operations and Retained Deficit       3
<P>
   Cash Flow Statement                                4
<P>
   Notes to the Financial Statements                5-9
<P>
INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS
<P>
To the Board of Directors and Stockholders
TOP-10 Promotions, Inc.
Roanoke Rapids, North Carolina
<P>
We have audited the accompanying balance sheet of Top-10 Promotions, Inc. as of May 28, 1998, and the related statements of operations and retained earnings, and cash flows from November 17, 1997 (inception) through May 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
<P>
We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
<P>
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Top-10 Promotions, Inc., as of May 28, 1998 and the results of its operations and its cash flows for the six months then ended in conformity with generally accepted accounting principles.
<P>
     /s/Varma and Associates
     Varma and Associates
     Certified Public Accountants
     Longwood, Florida
     November 15, 1999
<P>
                   TOP-10 PROMOTIONS, INC.
                      BALANCE SHEET
                    As of MAY 28, 1998
<P>
                         ASSETS

CURRENT ASSETS
<P>
  Cash                                                                         $  1,185
<P>
PROPERTY AND EQUIPMENT
<P>
  Equipment                                               $   5,843
  Less: accumulated depreciation                               (894)
                                                          -----------
      Total Equipment                                         4,949               4,949
                                                                               ----------
          TOTAL ASSETS                                                         $  6,134
                                                                              ===========
<P>
LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------
<P>
CURRENT LIABILITIES
   Accrued expenses                                 $        2,564
   Stockholder loan                                          7,800
                                                    ---------------
      Total Current Liabilities                             10,364             10,364
<P>
STOCKHOLDER'S EQUITY
<P>
  Capital stock - no par value; 100,000 shares
   authorized; 100 issued and outstanding                      100
  Retained earnings                                         (4,330)
                                                    ----------------
      Total stockholder's equity                            (4,230)            (4,230)
                                                                               --------
          TOTAL LIABILITIES AND EQUITY                                       $  6,134
                                                                             ----------
<P>
         The accompanying notes are an integral part of these financial statements.

<P>
                      TOP-10 PROMOTIONS, INC.
                      STATEMENT OF OPERATIONS
         From November 17, 1997 (Inception) Through May 28, 1998

REVENUE
<P>
   Sales                                                  $ 168,836
   Cost of sales                                             58,562
                                                          ----------
GROSS PROFIT                                                110,274        $  110,274
<P>
GENERAL AND ADMINISTRATIVE EXPENSES
<P>
  Advertising                                                   151
  Bank charges                                                  165
  Communication costs                                         1,007
  Contract labor                                             31,875
  Credit card discount fees                                   4,786
  Depreciation                                                  894
  Dues and subscriptions                                        536
  Insurance                                                     335
  Legal and accounting                                          500
  Maintenance                                                   181
  Meals and entertainment                                       949
  Office supplies                                             2,246
  Postage                                                       550
  Printing                                                      340
  Rent                                                        8,050
  Salaries - officer                                         50,673
  Supplies                                                      713
  Telephone                                                   6,215
  Travel                                                        914
  Utilities                                                   3,524
                                                         ------------
      Total general and administrative expenses             114,604            114,604
                                                                             -----------
INCOME (LOSS) FROM OPERATION                                                 $  (4,330)
<P>
  Retained Earnings, Beginning Balance                                               0
                                                                             -----------
RETAINED EARNINGS, ENDING BALANCE                                            $  (4,330)
<P>
NET EARNINGS PER SHARE
   Basic and Diluted
     Net earnings per share                                                    $(43.30)
<P>
Basic and Diluted Weighted Average
     Number of Common Shares Outstanding                                           100
<P>
       The accompanying notes are an integral part of these financial statements.

<P>
                           TOP-10 PROMOTIONS, INC.
                          STATEMENT OF CASH FLOWS
             From November 17, 1997 (Inception) Through May 28, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
<P>
   Net income (loss)                                                           $ (4,330)
<P>
   Adjustments to reconcile net income to net cash
    provided by  (used in) operating activities:
<P>
   Depreciation                                            $    894
   Increase (decrease) in payables for expense                2,564
                                                           ----------
      Total adjustments to net income                         3,458              3,458
                                                                               ----------
<P>
   Net cash provided by (used in) operating activities                            (872)
<P>
CASH FLOWS FROM INVESTING ACTIVITIES
<P>
   Capital expenditures on equipment                        (5,843)
   Loan from Stockholder                                     7,800
                                                           ----------
   Net cash flows provided by (used in)
    investing activities                                     1,957               1,957
<P>
CASH FLOWS FROM FINANCING ACTIVITIES
<P>
   Proceeds from issuance of common stock                      100
                                                           -----------
   Net cash provided by (used in) financing activities         100                 100
<P>
CASH RECONCILIATION
<P>
   Net increase (decrease) in cash                                               1,185
   Cash at beginning of year                                                         0
                                                                                ---------
CASH BALANCE AT END OF YEAR                                                 $    1,185
                                                                           ==============
        The accompanying notes are an integral part of these financial statements.

<P>
                     TOP-10 PROMOTIONS, INC.
                       As of May 28, 1998
                       (See Audit Report)
<P>
1. Summary of significant accounting policies:
   -------------------------------------------
<P>
Industry - TOP-10 Promotions, Inc., a Company incorporated in the
--------
state of Virginia during December of 1997, is in the business of servicing internet web sites with new technology. David Smith, president and the soul shareholder of the Company, has developed a technology whereby a web site can increase its visibility on the internet through key search terms. The Company markets the service by offering a free downloadable program that allows a web site to obtain a visibility report. The Company follows up with a phone call to the prospective customer to find out if they are interested in improving their visibility through the services that the Company offers.
<P>
Results of operations and Ongoing Entity - The Company is
----------------------------------------
considered to be an ongoing entity. The stockholder of the Company funds any shortfalls in the Company's cash flow on a day to day basis. The president of the Company considers the Company to have significant revenues so as to consider it to be out of its development stage. These revenues are, at this time, considered enough to meet general expense requirements. The current level of revenues is not enough to generate a plan of rapid expansion. The Company's revenues are limited by the lack of sales persons, phone equipment and computer equipment. In order for the Company to expand as planned, it needs additional capital.
<P>
Liquidity and Capital Resources - In addition to the stockholder
--------------------------------
loan; the Company has interested investors that intend to fund the Company's growth. As the Company intends for rapid expansion using the funds from investors and little debt, the Company expects certain expansion costs to be in excess of the revenues during the expansion period. After the initial expansion period additional costs are considered to rise in proportion to the rise in sales; the cost most relevant are sales costs.
<P>
Revenue Recognition and Service Guarantee - Revenues resulting
-----------------------------------------
from technology consulting services is recognized as such services are performed and paid. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provisions for estimated future costs relating to service warranties have been made as these costs have been historically inmaterial. The Company's management feels that the deferral of revenue and related costs of revenue for the guarantee period of 90 days to be sufficient.
<P>
Cash and Cash Equivalents - The Company considers cash on hand and
-------------------------
amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.
<P>
Basis of Accounting - The Company's financial statements are
-------------------
prepared in accordance with generally accepted accounting
principles.
<P>
                TOP-10 PROMOTIONS, INC.
                  As of May 28, 1998
                  (See Audit Report)
<P>
Property and Equipment - Property and equipment are recorded at
----------------------
cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:
<P>
Machinery and equipment               2 to 10 years
Furniture and fixtures                5 to 10 years
<P>
Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.
<P>
Intangibles - Intangibles principally include core technology in
-----------
the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years.
<P>
Research and Development - Research and development costs incurred
------------------------
in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.
<P>
Income Taxes - The Company utilizes the asset and liability method
<P>
to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
<P>
Fair Value of Financial Instruments   The Company's financial
-----------------------------------
instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.
<P>
                   TOP-10 PROMOTIONS, INC.
                     As of May 28, 1998
                     (See Audit Report)
<P>
Concentrations of Credit Risk - Financial instruments which
-----------------------------
potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions. At this time The Company has no deposits that are at risk.
<P>
No customer represented 10 % or more of The Company's total sales as of the current reporting period.
<P>
2. Related Party Transactions and Going Concern:
   ---------------------------------------------
<P>
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
<P>
The Company has suffered losses from operations and may require additional capital to continue as a going concern as the company develops its market. Management believes the company will continue as a going concern and is actively marketing its products and services which would enable the company to meet its obligations and provide additional funds for continued new product development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.
<P>
3. Accounts Receivable and Customer Deposits:
   ------------------------------------------
<P>
Accounts receivable historically has been immaterial, as The Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.
<P>
4. Use of Estimates:
   -----------------
<P>
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses.
<P>
5. Revenue and Cost Recognition:
   -----------------------------
<P>
The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when services are performed and those services have satisfied the service guarantee. Expenses related to services are recognized when service revenue has been recognized.
<P>
                  TOP-10 PROMOTIONS, INC.
                    As of May 28, 1998
                    (See Audit Report)
<P>
6. Accounts Payable and accrued expenses:
   --------------------------------------
<P>
Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.
<P>
7. Operating Lease Agreements:
   ---------------------------
<P>
The Company rents office space under a twelve-month operating lease arrangement in the amount of $900. All long - term leases regarding phones and office equipment include an upgrade clause of which management intends to upgrade technology when available.
For this reason, The Company considers all of these types of lease arrangements as operating.
<P>
8. Stockholder's Equity:
   ---------------------
<P>
Common Stock includes 100,000 shares authorized at no par value and 100 shares outstanding.
<P>
9. Subsequent event:
   -----------------
<P>
Effective May 29, 1998, Roanoke Technology Corporation (The Company) acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting.
<P>
During the period ending October 31, 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in acquisition of Top-10 Promotions, Inc.
<P>
In addition to the restricted shares issued, the company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.
<P>
Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period. Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.
<P>
                   TOP-10 PROMOTIONS, INC.
                    As of May 28, 1998
                    (See Audit Report)
<P>
9. Subsequent event   continued:
   -----------------------------
<P>
The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000 "restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.
<P>
10. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:
    --------------------------------------------------------------
<P>
The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. At this time, The Company considers the effects of accounting for deferred tax assets and liabilities to be immaterial to the financial statements.
<P>
11. Required Cash Flow Disclosure for Interest and Taxes Paid:
    ----------------------------------------------------------
<P>
The company has paid no amounts for federal income taxes and interest.
<P>
12. Earnings Per Share:
    -------------------
<P>
Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.
<P>
SIGNATURES
<P>
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized.
<P>
               ROANOKE TECHNOLOGY CORP.
<P>
               By: /s/ David Smith
                   ------------------------
                   David Smith
                   President
<P>
                   Dated: August 11, 2000
<P>
EXHIBITS
<P>
Exhibit No.     Description
<P>
3.1             Articles of Incorporation of Roanoke Technology
                Corp. (formerly known as Suffield Technologies
                Corp.) and Articles of Amendment *
<P>
3.2             By-laws of Roanoke Technology Corp. *
<P>
10.1            March 30, 1999 Asset Purchase Agreement and Share
                Exchange with Offshore Software Development Ltd. *
<P>
10.2            May 28, 1998 Stock Purchase Agreement and Share
                Exchange with Top 10 Promotions, Inc. *
<P>
10.3            Articles of Merger and Plan of Merger of Top 10
                Promotions, Inc. and Roanoke Technology Corp. *
<P>
27.1            Financial Data Schedule for Roanoke Technology
                Corp.
<P>
*  Filed with initial filing of Form 10 on July 15, 1999
<P>